Exhibit 99.1
BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Amounts in thousands, except share and per share amounts)	2023	2022
Assets
Cash and cash equivalents	$109,922	$317,959
Restricted cash	25,011	28,106
Short-term investments	32,884	—
Mortgage loans held for sale, at fair value (including amounts purchased from related parties of $7,426 and $8,320 as of June 30, 2023 and December 31, 2022, respectively)	290,580	248,826
Other receivables, net	15,238	16,285
Property and equipment, net	18,909	30,504
Right-of-use assets	24,934	41,979
Internal use software and other intangible assets, net	52,882	61,996
Goodwill	33,300	18,525
Derivative assets, at fair value	2,264	3,048
Prepaid expenses and other assets	67,260	66,572
Bifurcated derivative	237,667	236,603
Loan commitment asset	16,119	16,119
Total Assets	$926,970	$1,086,522
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Liabilities
Warehouse lines of credit	$146,482	$144,049
Pre-Closing Bridge Notes	750,000	750,000
Corporate line of credit, net	118,584	144,403
Customer deposits	11,093	—
Accounts payable and accrued expenses	108,175	88,983
Escrow payable	5,130	8,001
Derivative liabilities, at fair value	785	1,828
Convertible preferred stock warrants	2,830	3,096
Lease liabilities	35,879	60,049
Other liabilities (includes $331 and $440 payable to related parties as of June 30, 2023 and December 31, 2022, respectively)	43,980	59,933
Total Liabilities	1,222,938	1,260,342
Commitments and contingencies (see Note 11)
Convertible preferred stock, $0.0001 par value; 197,085,530 shares authorized, 108,721,433 shares issued and outstanding as of both June 30, 2023 and December 31, 2022, and $415,799 and $420,742 liquidation preference as of June 30, 2023 and December 31, 2022, respectively	436,280	436,280
Stockholders’ Equity (Deficit)
Common stock $0.0001 par value; 355,309,046 shares authorized as of both June 30, 2023 and December 31, 2022, and 98,370,492 and 98,078,356 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	10	10
Notes receivable from stockholders	(56,254)	(53,900)
Additional paid-in capital	642,551	626,628
Accumulated deficit	(1,316,823)	(1,181,415)
Accumulated other comprehensive loss	(1,732)	(1,423)
Total Stockholders’ Equity (Deficit)	(732,248)	(610,100)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)	$926,970	$1,086,522
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Six Months Ended June 30,
(Amounts in thousands, except share and per share amounts)	2023	2022
Revenues:
Mortgage platform revenue, net	$40,720	$95,499
Cash offer program revenue	304	216,357
Other platform revenue	8,022	29,935
Net interest income (expense)
Interest income	8,860	17,941
Warehouse interest expense	(6,786)	(11,937)
Net interest income (expense)	2,074	6,004
Total net revenues	51,120	347,795
Expenses:
Mortgage platform expenses (includes amounts to related parties of $395 and $505 for the six months ended June 30, 2023 and 2022, respectively. See Note 10)	51,643	237,370
Cash offer program expenses	398	217,696
Other platform expenses	8,626	46,299
General and administrative expenses (includes amounts to related parties of $33 and $656 for the six months ended June 30, 2023 and 2022, respectively. See Note 10)	54,203	114,794
Marketing and advertising expenses	11,994	49,853
Technology and product development expenses	45,907	70,940
Restructuring and impairment expenses (see Note 4)	11,119	166,709
Total expenses	183,890	903,661
Loss from operations	(132,770)	(555,866)
Interest and other income (expense), net
Other income (expense)	4,210	115
Interest and amortization on non-funding debt	(6,298)	(6,773)
Interest on Pre-Closing Bridge Notes	—	(133,414)
Change in fair value of convertible preferred stock warrants	266	20,411
Change in fair value of bifurcated derivative	1,064	277,777
Total interest and other expense, net	(758)	158,116
Loss before income tax expense	(133,528)	(397,750)
Income tax expense	1,880	1,502
Net loss	(135,408)	(399,252)
Other comprehensive loss:
Foreign currency translation adjustment, net of tax	(309)	(609)
Comprehensive loss	$(135,717)	$(399,861)
Per share data:
Loss per share attributable to common stockholders:
Basic	$(1.39)	$(4.23)
Diluted	$(1.39)	$(4.23)
Weighted average common shares outstanding — basic	97,444,291	94,402,682
Weighted average common shares outstanding — diluted	97,444,291	94,402,682
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Six Months Ended June 30, 2023

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance—December 31, 2022	108,721,433	$436,280	98,078,356	$10	$(53,900)	$626,628	$(1,181,415)	$(1,423)	$(610,100)
Issuance of common stock	—	—	441,231	—	—	2,206	—	—	2,206
Repurchase or cancellation of common stock	—	—	(149,095)	—	—	(8)	—	—	(8)
Stock-based compensation	—	—	—	—	—	13,725	—	—	13,725
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(2,354)	—	—	—	(2,354)
Net loss	—	—	—	—	—	—	(135,408)	—	(135,408)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(309)	(309)
Balance—June 30, 2023	108,721,433	$436,280	98,370,492	$10	$(56,254)	$642,551	$(1,316,823)	$(1,732)	$(732,248)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
For the Six Months Ended June 30, 2022

	Convertible preferred stock		Common Stock
(Amounts in thousands, except share and per share amounts)	Shares	Amount	Issued and Outstanding	Par Value	Notes Receivables from Stockholders	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity (Deficit)
Balance—December 31, 2021	108,721,433	$436,280	99,067,159	10	$(38,633)	$571,501	$(292,613)	$(105)	$240,160
Issuance of common stock	—	—	1,143,399	—	—	9,500	—	—	9,500
Cancellation of common stock	—	—	(1,884,122)	—	—	(1,483)	—	—	(1,483)
Stock-based compensation	—	—	—	—	—	22,238	—	—	22,238
Vesting of common stock issued via notes receivable from stockholders	—	—	—	—	(9,770)	—	—	—	(9,770)
Net loss	—	—	—	—	—	—	(399,252)	—	(399,252)
Other comprehensive loss— foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	(609)	(609)
Balance—June 30, 2022	108,721,433	$436,280	98,326,436	$10	$(48,403)	$601,756	$(691,865)	$(714)	$(139,216)
The accompanying notes are an integral part of these unaudited consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Cash Flows from Operating Activities:
Net loss	$(135,408)	$(399,252)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	3,538	7,586
Impairments	5,257	72,694
Amortization of internal use software and other intangible assets	18,763	17,091
Non-cash interest and amortization of debt issuance costs and discounts	476	133,428
Other non-cash adjustments	(733)	889
Change in fair value of convertible preferred stock warrants	(266)	(20,411)
Change in fair value of bifurcated derivative	(1,064)	(277,777)
Stock-based compensation	12,354	20,048
(Recovery of) Provision for loan repurchase reserve	(688)	12,709
Change in fair value of derivatives	(260)	6,506
Change in fair value of mortgage loans held for sale	32,185	63,545
Change in operating lease of right-of-use assets	4,013	5,492
Change in operating assets and liabilities:
Originations of mortgage loans held for sale	(1,705,817)	(8,796,615)
Proceeds from sale of mortgage loans held for sale	1,627,652	10,081,927
Operating lease obligations	(8,675)	(7,307)
Other receivables, net	1,255	24,488
Prepaid expenses and other assets	3,898	(16,588)
Accounts payable and accrued expenses	18,667	(24,152)
Escrow payable	(2,871)	(1,759)
Other liabilities	(14,978)	959
Net cash (used in)/provided by operating activities	(142,702)	903,501
Cash Flows from Investing Activities:
Purchase of property and equipment	(81)	(8,445)
Proceeds from sale of property and equipment	520	—
Capitalization of internal use software	(6,207)	(16,880)
Acquisitions of businesses, net of cash acquired	(12,713)	—
Deferred acquisition consideration	—	(3,847)
Maturities of short-term investments	7,658	—
Purchase of short-term investments	(31,812)	—
Net cash used in investing activities	(42,635)	(29,172)
Cash Flows from Financing Activities:
Borrowings on warehouse lines of credit	1,621,645	8,496,534
Repayments of warehouse lines of credit	(1,619,213)	(9,778,851)
Repayments on finance lease liabilities	(205)	(538)
Net increase (decrease) in customer deposits	(1,281)	—
Repayments on corporate line of credit	(22,847)	(5,000)
Payment of debt issuance costs	(3,361)	—
Proceeds from (repayments of) stock options exercised not vested	—	(2,887)
Repurchase or cancellation of common stock	(224)	(1,483)
Net cash used in financing activities	(25,486)	(1,292,225)
Effects of currency translation on cash, cash equivalents, and restricted cash	(309)	(609)
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(211,132)	(418,505)

Cash, cash equivalents, and restricted cash—Beginning of period	346,065	978,874
Cash, cash equivalents, and restricted cash—End of period	$134,933	$560,369
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Continued from previous page
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same such amounts shown on the previous page.

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Cash and cash equivalents, end of period	$109,922	$523,932
Restricted cash, end of period	$25,011	$36,437
Total cash, cash equivalents and restricted cash, end of period	$134,933	$560,369
Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,746	$18,520
Income taxes (refunded)/ paid	$(6,123)	$1,333
Non-Cash Investing and Financing Activities:
Capitalization of stock-based compensation related to internal use software	$1,371	$2,190
Vesting of stock options early exercised in prior periods	$1,855	$10,058
Vesting of common stock issued via notes receivable from stockholders	$2,354	$9,770
Acquisition earnout	$3,430	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND NATURE OF THE BUSINESS
Better Holdco, Inc. and its subsidiaries (together, the “Company”) provide a comprehensive set of homeownership offerings in the United States while expanding in the United Kingdom. The Company’s offerings include mortgage loans, real estate agent services, title and homeowner’s insurance, and other homeownership offerings, such as the Company’s cash offer program. The Company leverages Tinman, its proprietary technology platform, to optimize the mortgage process from the initial application, to the integration of a suite of additional homeownership offerings, to the sale of loans to a network of loan purchasers.
Mortgage loans originated within the United States are through the Company’s wholly-owned subsidiary Better Mortgage Corporation (“BMC”). BMC is an approved Title II Single Family Program Lender with the Department of Housing and Urban Development’s (“HUD”) Federal Housing Administration (“FHA”), and is an approved seller and servicer with the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FMCC”). The Company has expanded into the U.K. and offers a multitude of financial products and services to consumers via regulated entities obtained through acquisition.
The Company commenced operations in 2015 and is headquartered in New York. The Company’s fiscal year ends on December 31.
In May 2021, the Company entered into a definitive merger agreement (“Merger Agreement”) with Aurora Acquisition Corp (“Aurora”), a special purpose acquisition company (“SPAC”) traded on the NASDAQ under “AURC”, which will transform the Company into a publicly listed company. The transaction will be accounted for as a reverse recapitalization and the Company has been determined to be the accounting acquirer. Pursuant to the Merger Agreement, the Company will merge with Aurora Merger Sub I, Inc. (“Merger Sub”), a wholly owned subsidiary of Aurora, with the Company surviving as a wholly owned subsidiary of Aurora (the “First Merger”). Immediately following the First Merger, the Company will merge with and into its parent, Aurora, with Aurora surviving and changing its corporate name from “Aurora Acquisition Corp.” to “Better Home & Finance Holding Company” (the “Second Merger”). The Second Merger together with the First Merger will be referred to as “the Merger”.
The stock consideration consisted of a number of shares of Better Home & Finance Class A common stock, Better Home & Finance Class B common stock or Better Home & Finance Class C common stock equal to (A) 690,000,000 shares, minus (B) the aggregate amount of Better Home & Finance Class B common stock that would be issuable upon the net exercise or conversion, as applicable, of the Better Awards (the “Stock Consideration”). Better Awards include all (i) options to purchase shares of the Company’s common stock, (ii) restricted stock units based on shares of the Company’s common stock, and (iii) restricted shares of the Company’s common stock outstanding as of immediately prior to the First Merger. As a result of and upon the closing of the Merger, among other things, (i) all outstanding shares of the Company’s common stock as of immediately prior to the effective time of the First Merger, were cancelled in exchange for the right to receive the Stock Consideration; (ii) all Better Awards outstanding as of immediately prior to the effective time of the First Merger were converted, based on an Exchange Ratio of approximately 3.06, into awards based on shares of Better Home & Finance Class B common stock; and (iii) all of the Company’s warrants outstanding as of immediately prior to the effective time of the First Merger were, in accordance with the warrant holders’ agreements, exercised and eligible to receive their portion of the Stock Consideration or converted, based on an Exchange Ratio of approximately 3.06, into warrants to purchase shares of Better Home & Finance Class A common stock.
On July 27, 2023, Aurora received a notice of effectiveness from the Securities and Exchange Commission (“SEC”) and on August 11, 2023, Aurora held a special meeting of stockholders and approved the Merger with the Company. In addition, on August 10, 2023, the Company received written consent from its stockholders sufficient to approve the Merger and the related transactions. Upon completion of the Merger on August 22, 2023, or the Closing, the Aurora changed its corporate name to Better Home & Finance Holding Company (“Better Home & Finance”), and its Class A Common shares began trading on NASDAQ under the ticker symbol “BETR” on August 24, 2023.
Gross proceeds from the Merger totaled approximately $567.0 million, which included funds held in Aurora’s trust account of $21.4 million, the purchase for $17.0 million by Novator Capital Sponsor Ltd. (“Sponsor”) of 1.7 million shares of Better Home & Finance Class A common stock, and $528.6 million from SB Northstar LP (“SoftBank”) in return for issuance by Better Home & Finance of a convertible note (“Post-

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Closing Convertible Note”). See Note 9 for further details on the First Novator Letter Agreement, Second Novator Letter Agreement, Deferral Letter Agreement, and the Post-Closing Convertible Note.
Going concern consideration—In connection with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Basis of Presentation - Going Concern,” the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.
For the six months ended June 30, 2023, the Company incurred a net loss of $135.4 million and used $211.1 million in cash. As a result, the Company has an accumulated deficit of $1.3 billion as of June 30, 2023. The Company’s cash and cash equivalents as of June 30, 2023, was $109.9 million. Management expects losses and negative cash flows to continue in the near term, primarily due to a difficult interest rate environment that has had a significant impact on the Company’s business which is dependent on mortgage applications for new home purchases and applications to refinance existing mortgage loans.
In response to the difficult interest rate environment and impact on the business, the Company commenced an operational restructuring plan late in 2021, which primarily consisted of reductions in headcount, reassessment of vendor relationships, reductions in the Company’s real estate footprint, and other cost reductions. The Company will continue its cost reduction initiatives through the near term. There is no assurance that reductions in costs will offset the reduction in revenues experienced as a result of the difficult interest rate environment.
The Company’s primary sources of funding have been raises of preferred stock, issuance of convertible debt, warehouse and corporate lines of credit, and cash generated from operations. Management’s plan to successfully alleviate substantial doubt includes raising additional capital as part of the consummation of the Merger. Subsequent to June 30, 2023, the Company has consummated the Merger which closed on August 22, 2023. As part of the Closing, Better Home & Finance received $528.6 million from SB Northstar LP (“SoftBank”) in the form of a Post-Closing Convertible Note. Management believes that the impact on the Company’s liquidity and cash flows resulting from the receipt of the Post-Closing Convertible Note is sufficient to enable the Company to meet its obligations for at least twelve months from the date the condensed consolidated financial statements were issued and alleviate the conditions that initially raised substantial doubt about the Company’s ability to continue as a going concern.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in convertible preferred stock and stockholders’ equity (deficit) and cash flows. The results of operations and other information for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2023. The unaudited condensed consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2022.
Consolidation—The accompanying condensed consolidated financial statements include the accounts of the Company and its consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Significant items subject to such estimates and assumptions include the fair value of mortgage loans held for sale, the fair value of derivative assets and liabilities, including bifurcated derivatives, interest rate lock commitments and forward sale commitments, the determination of a valuation allowance on the Company’s deferred tax assets, capitalization of internally developed software and its associated useful life, determination of fair value of the Company’s common stock, convertible preferred stock and convertible preferred stock warrants, stock option and RSUs at grant date, the fair value of acquired intangible assets and goodwill, the fair value of loan commitment asset, the provision for loan repurchase reserves, and the incremental borrowing rate used in determining lease liabilities.
Business Combinations—The Company includes the financial results of businesses that the Company acquires from the date of acquisition. The Company records all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. During the measurement period the Company may record adjustments to the assets acquired and liabilities assumed. Transaction costs associated with business combinations are expensed as incurred.
Short-term investments—Short term investments consist of fixed income securities, typically U.K. government treasury securities and U.K. government agency securities with maturities ranging from 91 days to one year. Management determines the appropriate classification of short-term investments at the time of purchase. Short-term investments reported as held-to-maturity are those investments which the Company has both the positive intent and ability to hold to maturity and are stated at amortized cost on the condensed consolidated balance sheets. All of the Company’s short term investments are classified as held to maturity.
Allowance for Credit Losses - Held to Maturity (HTM) Short-term Investments—The Company's HTM Short term investments are also required to utilize the Current Expected Credit Loss (“CECL”) approach to estimate expected credit losses. Management measures expected credit losses on short term investments on a collective basis by major security types that share similar risk characteristics, such as financial asset type and collateral type adjusted for current conditions and reasonable and supportable forecasts. Management classifies the short term investments portfolio by security types, such as U.K. government agency.
The U.K. government treasury securities and U.K. government agency securities are issued by U.K. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.K. government as to timely repayment of principal and interest, are highly rated by major rating agencies, and have a long history of no credit losses. Therefore, credit losses for these securities were immaterial as the Company does not currently expect any material credit losses.
Mortgage Loans Held for Sale, at Fair Value—The Company sells its mortgage loans held for sale (“LHFS”) to loan purchasers. These loans can be sold in one of two ways, servicing released, or servicing retained. If a loan is sold servicing released, the Company has sold all the rights to the loan and the associated servicing rights.
If a loan is sold servicing retained, the Company has sold the loan and kept the servicing rights, and thus the Company is responsible for collecting monthly principal and interest payments and performing certain escrow services for the borrower. The loan purchaser, in turn, pays a fee for these services. The Company generally sells all of its loans servicing released. For interim servicing, the Company engages a third-party sub-servicer to collect monthly payments and perform associated services.
LHFS consists of loans originated for sale by BMC. The Company elects the fair value option, in accordance with Accounting Standard Codification (“ASC”) 825 – Financial Instruments (“ASC 825”), for all LHFS with changes in fair value recorded in mortgage platform revenue, net in the condensed consolidated statements of operations and comprehensive income (loss). Management believes that the election of the fair value option for LHFS improves financial reporting by presenting the most relevant market indication of LHFS. The fair value of LHFS is based on market prices and yields at period end. The Company accounts for the gains or losses resulting from sales of mortgage loans based on the guidance of ASC 860-20 – Sales of Financial Assets (“ASC 860”).
The Company issues interest rate lock commitments (“IRLC”) to originate mortgage loans and the fair value of the IRLC, adjusted for the probability that a given IRLC will close and fund, is recognized within

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
mortgage platform revenue, net. Subsequent changes in the fair value of the IRLC are measured at each reporting period within mortgage platform revenue, net until the loan is funded. When the loan is funded, the IRLC is derecognized and the LHFS is recognized based on the fair value of the loan. The LHFS is subsequently remeasured at fair value at each reporting period and the changes in fair value are included within mortgage platform revenue, net until the loan is sold on the secondary market. When the loan is sold on the secondary market, the LHFS is derecognized and the gain/(loss) is included within mortgage platform revenue, net based on the cash settlement.
LHFS are considered sold when the Company surrenders control over the loans. Control is considered to have been surrendered when the transferred loans have been isolated from the Company, are beyond the reach of the Company and its creditors, and the loan purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred loans. The Company typically considers the above criteria to have been met upon receipt of sales proceeds from the loan purchaser.
Loan Repurchase Reserve—The Company sells LHFS in the secondary market and in connection with those sales, makes customary representations and warranties to the relevant loan purchasers about various characteristics of each loan, such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local laws. In the event of a breach of its representations and warranties, the Company may be required to repurchase the loan with the identified defects.
The loan repurchase reserve on loans sold relates to expenses incurred due to the potential repurchase of loans, indemnification of losses based on alleged violations or representations and warranties, which are customary to the mortgage banking industry. Provisions for potential losses are charged to expenses and are included within mortgage platform expenses on the consolidated statements of operations and comprehensive loss. The loan repurchase reserve represents the Company’s estimate of the total losses expected to occur and is considered to be adequate by management based upon the Company’s evaluation of the potential exposure related to the loan sale agreements over the life of the associated loans sold. The Company records the loan repurchase reserve within other liabilities on the consolidated balance sheets.
Fair Value Measurements—Assets and liabilities recorded at fair value on a recurring basis on the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The price used to measure fair value is not adjusted for transaction costs. The principal market is the market in which the Company would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability, it is assumed that the Company has access to the market as of the measurement date. If no market for the asset exists, or if the Company does not have access to the principal market, a hypothetical market is used.
The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:
Level 1—Unadjusted quoted market prices in active markets for identical assets or liabilities;
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value on a recurring basis include LHFS, derivative assets and liabilities, including IRLCs and forward sale commitments, MSRs, bifurcated derivatives, and convertible preferred stock warrants. Common stock warrants are measured at fair value at issuance only and are classified as equity on the condensed consolidated balance sheets. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. However, for certain instruments, the Company must utilize unobservable inputs in determining fair value due to the lack of observable inputs in the market, which requires greater judgment in measuring fair value. In instances where

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Company’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability.
Loan Commitment Asset—The Merger Agreement, as discussed in Note 1, contains a commitment from SoftBank and the Sponsor to fund Post-Closing Convertible Notes, drawn at the Company’s discretion, available when certain criteria is met such as the closing of the Merger. The Company determined that the commitment represented a freestanding financial instrument (loan commitment asset) and was accounted for at fair value at inception in November 2021 and will not be remeasured to fair value in subsequent periods. The loan commitment asset will be assessed for impairment if there are events or circumstances that indicate that it is probable that the asset has been impaired. As both parties with the commitment to fund the Post-Closing Convertible notes are considered related parties and the terms of the Post-Closing Convertible Notes are not considered at market terms, the “Loan Commitment Asset” is considered a capital contribution from those parties and was recognized within additional-paid-in capital at inception in the consolidated balance sheets in the amount of $121.7 million as of December 31, 2021. Upon the closing of the Merger and the Post-Closing Convertible Notes are issued, the Loan Commitment Asset will be considered a discount to the Post-Closing Convertible Notes and will be amortized as part of interest expense over the term of the note.
Warehouse Lines of Credit—Warehouse lines of credit represent the outstanding balance of the Company’s warehouse borrowings collateralized by mortgage loans held for sale or related borrowings collateralized by restricted cash. Generally, warehouse lines of credit are used as interim, short-term financing which bears interest at a fixed margin over an index rate, such as SOFR. The outstanding balance of the Company’s warehouse lines of credit will fluctuate based on its lending volume. The advances received under the warehouse lines of credit are based upon a percentage of the fair value or par value of the mortgage loans collateralizing the advance, depending upon the type of mortgage loan. Should the fair value of the pledged mortgage loans decline, the warehouse provider may require the Company to provide additional cash collateral or mortgage loans to maintain the required collateral level under the relevant warehouse line. The Company did not incur any significant issuance costs related to its warehouse lines of credit.
Corporate Line of Credit, net of discount and debt issuance costs—The Company has a line of credit arrangement with a third-party lender. Debt and other related issuance costs are deferred and amortized through the maturity date of the line of credit as interest and amortization on non-funding debt expense. Any modifications of the line of credit arrangement are analyzed as to whether they are an extinguishment or modification of debt on a lender-by-lender basis, which is determined by whether (1) the lender remains the same, and (2) the change in the debt terms is considered substantial. Gains and losses on debt modifications that are considered extinguishments are recognized in current earnings. Debt modifications that are not considered extinguishments are accounted for prospectively through yield adjustments, based on the revised terms (see Note 9).
Pre-Closing Bridge Notes—During 2021, the Company issued Pre-Closing Bridge Notes to the Sponsor and SoftBank as described in Note 9. Sponsor and Softbank are related parties through the merger relationship and the terms of the Pre-Closing Bridge Notes are not considered at market terms and as such the Pre-Closing Bridge Notes were initially recorded at fair value with the excess of proceeds over fair value recorded as capital contributions. At issuance, the Company recorded $291.9 million in excess capital/proceeds from issuance of Pre-Closing Bridge Notes on the consolidated statements of changes in convertible preferred stock and stockholders’ equity (deficit). The excess capital/proceeds from issuance of Pre-Closing Bridge Notes is deemed to be a discount on the Pre-Closing Bridge Notes. In accordance with ASC 835-10, the Company accretes the discount to interest expense on the Pre-Closing Bridge Notes using the effective interest method over the shorter of the term of the Pre-Closing Bridge Notes, or until conversion.
Upon initial issuance, Pre-Closing Bridge Notes are evaluated for redemption and conversion features that could result in embedded derivatives that require bifurcation from the Pre-Closing Bridge Notes. Embedded derivatives are recorded at fair value as bifurcated derivative within the consolidated balance sheets and are adjusted to fair value at each reporting period, with the change in fair value included in change in fair value of bifurcated derivative, within the consolidated statements of operations and comprehensive loss.
Upon issuance, conversion features included in the Pre-Closing Bridge Notes that were deemed to be embedded derivatives were immaterial. As of June 30, 2023 and December 31, 2022, the embedded features had a fair value of $237.7 million and $236.6 million, respectively, and were included as bifurcated derivative

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assets within the condensed consolidated balance sheets. The Company recorded none and $133.4 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the six months ended June 30, 2023 and 2022, respectively, included within the condensed consolidated statements of operations and comprehensive loss.
Warrants—The Company has used various fundraising methods, including the issuance of warrants. A warrant is a financial instrument that provides the holder of the warrant the right, but not the obligation, to buy a company’s stock in the future at a predetermined price.
Warrants to purchase convertible preferred stock are generally accounted for as a liability and are recorded at fair value on their initial issuance date and adjusted to fair value at each balance sheet date, with the change in fair value being recorded as changes in fair value of convertible preferred stock warrants, which is included in interest and other income (expense), net within the consolidated statements of operations and comprehensive loss.
Warrants to purchase common stock are accounted for as equity and are recorded at fair value on their initial issuance date.
Income Taxes—Income taxes are calculated in accordance with ASC 740, Accounting for Income Taxes. An estimated annual effective tax rate is applied to year-to-date income (loss). At the end of each interim period, the estimated effective tax rate expected to be applicable for the full year is calculated. This method differs from that described in the Company’s income taxes policy footnote in the audited consolidated financial statements and related notes thereto for the year ended December 31, 2022, which describes the Company’s annual significant income tax accounting policy and related methodology.
Revenue Recognition—The Company generates revenue from the following streams:
a)Mortgage platform revenue, net includes revenues generated from the Company's mortgage production process. See Note 3. The components of mortgage platform revenue, net are as follows:
i.Net gain (loss) on sale of loans—This represents the premium or discount the Company receives in excess of the loan principal amount and certain fees charged by loan purchasers upon sale of loans into the secondary market. Net gain (loss) on sale of loans includes unrealized changes in the fair value of LHFS which are recognized on a loan by loan basis as part of current period earnings until the loan is sold on the secondary market. The fair value of LHFS is measured based on observable market data. Also included within net gain (loss) on sale of loans is the day one recognition of the fair value of MSRs and any subsequent changes in the measurement of the fair value of the MSRs for loans sold servicing retained, including any gain or loss on subsequent sales of MSRs.
ii.Integrated relationship revenue (loss)—Includes fees that the Company receives for originating loans on behalf of an integrated relationship partner which are recognized as revenue (loss) upon the integrated relationship partner’s funding of the loan. Some of the loans originated on behalf of the integrated relationship partner are purchased by the Company. Subsequent changes in fair value of loans purchased by the Company are included as part of current period earnings. These loans may be sold in the secondary market at the Company’s discretion for which any gain on sale is included in this account. For loans sold on the secondary market, the integrated relationship partner will receive a portion of the execution proceeds. A portion of the execution proceeds that is to be allocated to the integrated relationship partner is accrued as a reduction of integrated relationship revenue (loss) when the loan is initially purchased from the integrated relationship partner.
iii.Changes in fair value of IRLCs and forward sale commitments—IRLCs include the fair value upon issuance with subsequent changes in the fair value recorded in each reporting period until the loan is sold on the secondary market. Fair value of forward sale commitments hedging IRLC and LHFS are measured based on quoted prices for similar assets.
b)Cash offer program revenue—The Company’s product offering includes a Cash Offer Program where the Company works with a Buyer to identify and purchase a home directly from a property Seller. The Company will then subsequently sell the home to the Buyer. The Buyer may lease the home from the Company while the Buyer and Company go through the customary closing process to transfer ownership of the home to the Buyer. Arrangements where the Buyer leases the home from the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Company are accounted for under ASC 842 while arrangements where the Buyer does not lease the home are accounted for under ASC 606. The Buyer does not directly or indirectly contract with the Seller.
For arrangements under the Cash Offer Program that do not involve a lease, upon closing on the sale of the home from the Seller to the Company, the Company holds legal title of the home. The Company is responsible for any obligations related to the home while it holds title and is the legal owner and such is considered the principal in the transaction. The Company holds in inventory any homes where the Buyer does not subsequently purchase from the Company as well as homes held while the Company is waiting to transfer the home to the Buyer. Inventory of homes are included within prepaid expenses and other assets on the condensed consolidated balance sheets.
The Company recognizes revenue at the time of the closing of the home sale when title to and possession of the home are transferred to the Buyer. The amount of revenue recognized for each home sale is equal to the full sales price of the home. The contracts with the Buyers contain a single performance obligation that is satisfied upon the closing of the transaction and is typically completed in 1 to 90 days. The Company does not offer warranties for sold homes, and there are no continuing performance obligations following the transaction close date.
Also included in cash offer program revenue is revenue from transactions where the Company purchases the home from the Seller and subsequently leases the home to the Buyer until the title is transferred to the Buyer which is accounted for under ASC 842 in line with the Company’s accounting policy on sales-type leases as described above.
c)Other platform revenue consists of revenue from the Company’s additional homeownership offerings which primarily consist of title insurance, settlement services, and other homeownership offerings.
Title insurance, settlement services, and other homeownership offerings—Revenue from title insurance, settlement services, and other homeownership offerings is recognized based on ASU 2014-09, Revenue from Contracts with Customers (“ASC 606”). ASC 606 outlines a single comprehensive model in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
The Company offers title insurance as an agent and works with third-party providers that underwrite the title insurance policies. For title insurance, the Company recognizes revenue from fees upon the completion of the performance obligation which is when the mortgage transaction closes. For title insurance, the Company is the agent in the transactions as the Company does not control the ability to direct the fulfillment of the service, is not primarily responsible for fulfilling the performance of the service, and does not assume the risk in a claim against a policy.
Settlement services revenue includes fees charged for services such as title search fees, wire fees, policy and document preparation, and other mortgage settlement services. The Company recognizes revenues from settlement services upon completion of the performance obligation which is when the mortgage transaction closes. The Company may use a third-party to fulfill these services, but the Company is considered the principal in the transaction as it directs the fulfillment of the services and ultimately bears the risk of nonperformance. As the Company is the principal, revenues from settlement services are presented on a gross basis.
Performance obligations for title insurance and settlement services are typically completed 40 to 60 days after the commencement of the loan origination process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
Other homeownership offerings consists primarily of real estate services. For real estate services, the Company generates revenues from fees related to real estate agent services, including cooperative brokerage fees from the Company’s network of third-party real estate agents, as well as brokerage fees earned when the Company provides it’s in-house real estate agents to assist customers in the purchase or sale of a home. The Company recognizes revenues from real estate services upon completion of the performance obligation which is when the mortgage transaction closes. Performance obligations for

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real estate services are typically completed 40 to 60 days after the commencement of the home search process. Payment for these services is typically settled in cash as part of closing costs to the borrower upon closing of the mortgage transaction.
d)Net interest income (expense)—Includes interest income from LHFS calculated based on the note rate of the respective loan as well as interest expense on warehouse lines of credit.
Mortgage Platform Expenses—Mortgage platform expenses consist primarily of origination expenses, appraisal fees, processing expenses, underwriting, closing fees, servicing costs, and sales and operations personnel related expenses. Sales and operations personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. These expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Cash Offer Program Expenses—Cash offer program expenses include the full cost of the home, including transaction closing costs and costs for maintaining the home before the legal title of the home is transferred to the Buyer. Cash offer program expenses are recognized when title is transferred to the Buyer for arrangements recognized under ASC 606 and when the lease commences for arrangements recognized under ASC 842.
Other Platform Expenses—Other platform expenses relate to other non-mortgage homeownership activities, including settlement service expenses, lead generation, and personnel related costs. Settlement service expenses consist of fees for transactional services performed by third-party providers for borrowers while lead generation expenses consist of fees for services related to real estate agents. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Other platform expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
General and Administrative Expenses—General and administrative expenses include personnel related expenses, including stock-based compensation and benefits for executive, finance, accounting, legal, and other administrative personnel. In addition, general and administrative expenses include external legal, tax and accounting services, and allocated occupancy expenses and related overhead based on headcount. General and administrative expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Marketing and Advertising Expenses—Marketing and advertising expenses consist of customer acquisition expenses, brand costs, paid advertising, and personnel related costs for brand teams. For customer acquisition expenses, the Company primarily generates loan origination leads through third-party financial service websites for which they incur “pay-per-click” expenses. A majority of the Company’s marketing and advertising expenses are incurred from leads purchased from these third-party financial service websites. Personnel related expenses include compensation and related benefits, stock-based compensation, and allocated occupancy expenses and related overhead based on headcount. Marketing and advertising expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Technology and Product Development Expenses—Technology and product development expenses consist of employee compensation, amortization of capitalized internal-use software costs related to the Company’s technology platform, and expenses related to vendors engaged in product management, design, development, and testing of the Company’s websites and products. Employee compensation consists of stock-based compensation and benefits related to the Company’s technology team, product and creative team, and engineering team. Technology and product development expenses also include allocated occupancy expenses and related overhead based on headcount. Technology and product development expenses are expensed as incurred with the exception of stock-based compensation, which is recognized over the requisite service period.
Segments—The Company has one reportable segment. The Company’s chief operating decision maker, the Chief Executive Officer, reviews financial information presented on a company-wide basis for purposes of allocating resources and evaluating financial performance.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Recently Adopted Accounting Standards
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. In addition, in January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarified the scope and application of the original guidance. Subject to meeting certain criteria, the new guidance provides optional expedients and exceptions to applying contract modification accounting under existing U.S. GAAP, to address the expected phase out of the London Inter-bank Offered Rate (or “LIBOR”) by June 30, 2023. This guidance is effective upon issuance and allows application to contract changes as early as January 1, 2020. The guidance is effective for all companies as of March 12, 2020 and can generally be applied through December 31, 2022. In December 2022, FASB issued ASU 2022-06, Reference Rate Reform ("Topic 848"): Deferral of the Sunset Date of Topic 848, because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the amendments in this Update defer the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The adoption of the new guidance did not have a material impact on the condensed consolidated financial statements.
3. REVENUE AND SALES-TYPE LEASES
Revenue— The Company disaggregates revenue based on the following revenue streams:
Mortgage platform revenue, net consisted of the following:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Net gain (loss) on sale of loans	$29,569	$(48,980)
Integrated partnership revenue (loss)	6,730	(10,791)
Changes in fair value of IRLCs and forward sale commitments	4,421	155,270
Total mortgage platform revenue, net	$40,720	$95,499
Cash offer program revenue consisted of the following:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Revenue related to ASC 606	$—	$10,584
Revenue related to ASC 842	304	205,773
Total cash offer program revenue	$304	$216,357
Other platform revenue consisted of the following:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Real estate services	5,563	16,753
Title insurance	$31	$6,755
Settlement services	13	4,060
Other homeownership offerings	2,415	2,367
Total other platform revenue	$8,022	$29,935
Sales-type Leases—The following table presents the revenue and expenses recognized at the commencement date of sales-type leases for the periods indicated:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Cash offer program revenue	$304	$205,773
Cash offer program expenses	$278	$207,027

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
4. RESTRUCTURING AND IMPAIRMENTS
In December 2020, the Company initiated an operational restructuring program that included plans for costs reductions in response to a difficult interest rate environment as well as a slowing housing market. The restructuring program, which continued during the six months ended June 30, 2023, consists of reductions in headcount and any associated costs which primarily include one-time employee termination benefits. The Company expects the restructuring initiatives to continue at least through the full year 2023.
Due to the reduced headcount, the Company has also reduced its real estate footprint. The Company has impaired right-of-use assets related to office space that is no longer in use or has been completely abandoned. Leases where the Company is unable to terminate or amend the lease with the landlord remain on the balance sheet under lease liabilities. In February 2023, the Company entered into a lease amendment with a landlord to surrender an office floor and reassign the lease to a third party. The amendment relieves the Company of the primary obligation under the original lease and as such is considered a termination of the original lease. The Company impaired the right-of-use asset of $13.0 million and removed the lease liability of $13.0 million related to the office space and as part of the amendment the Company incurred a loss of $5.3 million which included a $4.7 million payment in cash to the third party and $0.6 million other related fees to terminate the lease early. For the six months ended June 30, 2023 and 2022, the Company impaired property and equipment of $4.5 million and none, respectively, which was related to the termination of the office space.
The Company assessed the loan commitment asset for impairment as there were factors that indicated that it was probable that the asset had been impaired on June 30, 2022 as the probability of the Company meeting the criteria to draw on the Post-Closing Convertible declined.
For the six months ended June 30, 2023 and 2022, the Company’s restructuring and impairment expenses consists of the following:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Employee one-time termination benefits	$1,554	$94,015
Impairment of Loan Commitment Asset	—	67,274
Impairments of Right-of-Use Assets	413	2,494
Real estate restructuring cost	5,285	—
(Gain) on lease settlement	(977)	—
Impairment of property and equipment	4,844	2,926
Total Restructuring and Impairments	$11,119	$166,709
As of June 30, 2023 and December 31, 2022, respectively, the Company had an immaterial liability related to employee one-time termination benefits that were yet to be paid. The cumulative amount of one-time termination benefits, impairment of loan commitment asset, impairment of right-of-use assets, and impairment of property and equipment to June 30, 2023 is $120.9 million, $105.6 million, $6.6 million, and $8.9 million, respectively.
5. MORTGAGE LOANS HELD FOR SALE AND WAREHOUSE LINES OF CREDIT
The Company has the following outstanding warehouse lines of credit:

(Amounts in thousands)	Maturity	Facility Size	June 30, 2023	December 31, 2022
Funding Facility 1 (1)	July 10, 2023	$500,000	$29,617	$89,673
Funding Facility 2 (2)	August 4, 2023	150,000	—	9,845
Funding Facility 3 (3)	August 4, 2023	149,000	116,865	44,531
Total warehouse lines of credit		$799,000	$146,482	$144,049
__________________
(1)Interest charged under the facility is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent. Cash collateral deposit of $10.0 million is maintained and included in restricted cash. Subsequent to June 30, 2023, the facility was amended to decrease facility size to $100.0 million and extend maturity to August 31, 2023. The amended interest charged is the greater of i) a) thirty day term SOFR plus three and one-eight percent for each

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
repurchase and non-qualifying mortgage loans, and b) interest rate charged on the note (“Note Rate”) minus one and one-half percent and ii) a) thirty day term SOFR plus two and one-eight percent for each mortgage loans that is not a non-qualifying or a repurchase mortgage loan, and b) the Note Rate minus one and one-eighth percent.
(2)Interest charged under the facility is at the one month SOFR plus 1.77%. There is no cash collateral deposit maintained as of June 30, 2023. Subsequent to June 30, 2023, the facility matured on August 4, 2023 and the Company did not extend beyond maturity.
(3)Interest charged under the facility is at the one month SOFR plus 1.60% - 1.85%. Cash collateral deposit of $3.8 million is maintained and included in restricted cash. Subsequent to June 30, 2023, the facility was amended to increase the interest to one month SOFR plus 1.60% - 2.25% and extend the maturity to September 8, 2023.
Subsequent to June 30, 2023, the Company executed a new funding facility, effectively August 3, 2023, for $175.0 million which will mature on August 3, 2024. Interest charged under the facility is at the one month SOFR plus 1.75% - 3.75%.
The unpaid principal amounts of the Company’s LHFS are also pledged as collateral under the relevant warehouse funding facilities. The Company’s LHFS are summarized below by those pledged as collateral and those fully funded by the Company:

(Amounts in thousands)	June 30, 2023	December 31, 2022
Funding Facility 1	$31,853	$101,598
Funding Facility 2	—	10,218
Funding Facility 3	129,331	46,356
Total LHFS pledged as collateral	161,184	158,172
Company-funded LHFS	151,500	136,599
Company-funded Home Equity Line of Credit	10,082	8,320
Total LHFS	322,766	303,091
Fair value adjustment	(32,186)	(54,265)
Total LHFS at fair value	$290,580	$248,826
Average days loans held for sale, other than Company-funded LHFS, for the six months ended June 30, 2023 and 2022 were approximately 23 days and 17 days, respectively. This is defined as the average days between funding and sale for loans funded during each period. As of June 30, 2023 and December 31, 2022, the Company had $3.2 million (5 loans) and $3.0 million (7 loans), respectively, in unpaid principal balance of loans either 90 days past due or non-performing.
For the six months ended June 30, 2023 and 2022, the weighted average interest rate for the warehouse lines of credit was 6.77% and 2.95%, respectively. The warehouse lines of credit contain certain restrictive covenants that require the Company to maintain certain minimum net worth, liquid assets, current ratios, liquidity ratios, leverage ratios, and earnings. In addition, these warehouse lines also require the Company to maintain compensating cash balances which aggregated to $13.8 million and $15.0 million as of June 30, 2023 and December 31, 2022, respectively, and are included in restricted cash on the accompanying condensed consolidated balance sheets. The Company was in compliance with all financial covenants under the warehouse lines as of June 30, 2023.
Subsequent to June 30, 2023, in July 2023, the Company sold the majority of Company-funded LHFS in bulk to a single loan purchaser for a total sale price of $113.2 million. These Company funded LHFS were pledged as collateral under the Company’s 2023 Credit Facility (see Note 9) and as such of the total sale price, $98.4 million of cash was remitted directly to the Lender and $14.8 million of cash was remitted to the Company.
6. GOODWILL AND INTERNAL USE SOFTWARE AND OTHER INTANGIBLE ASSETS, NET
In January 2023, the Company completed an acquisition of Goodholm Finance Ltd. (Goodholm), a regulated U.K. based mortgage lender and servicer, providing outsourced administration of mortgages, loans

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
and collection portfolios. The Company paid a total cash consideration of $2.9 million for the acquisition. In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$283
Property and equipment	20
Indefinite lived intangibles - Licenses	1,186
Goodwill	1,741
Other assets (1)	65
Accounts payable and accrued expenses (1)	(161)
Other liabilities (1)	(193)
Net assets acquired	$2,941
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired consist of regulatory licenses. The acquisition was not material to the Company's condensed consolidated financial statements. Accordingly, pro forma results of this acquisition have not been presented.
In April 2023, the Company completed the acquisition of a U.K. based banking entity after obtaining regulatory approval from the financial control authorities in the U.K. The Company acquired Birmingham Bank Ltd. (Birmingham), a regulated bank, offering a wide range of financial products and services to consumers and small businesses. The acquisition will allow the Company to grow and expand operations in the U.K. by enabling the Company to improve the mortgage process for U.K. mortgage borrowers. The Company acquired 100% of the equity of Birmingham for a total consideration of $19.3 million, which consists of $15.9 million in cash and $3.4 million in deferred consideration in the form of an earn out which is included within other liabilities on the condensed consolidated balance sheets.
In connection with this acquisition, the Company recognized the following assets and liabilities:

(Amounts in thousands)	As of Acquisition Date
Cash and cash equivalents	$2,907
Accounts receivable (1)	60
Short-term investments	8,729
Other assets	7,530
Property and equipment	83
Finite lived intangibles	854
Indefinite lived intangibles - Licenses	31
Goodwill	12,300
Accounts payable and accrued expenses (1)	(248)
Customer deposits	(12,374)
Other liabilities (1)	(586)
Net assets acquired	$19,286
__________________
(1)Carrying value approximates fair value given their short-term maturity periods
Intangible assets acquired consist of trade name, core deposits intangibles, and regulatory licenses. The acquisition was not material to the Company's condensed consolidated financial statements. Accordingly, pro forma results of this acquisition have not been presented.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Changes in the carrying amount of goodwill, net consisted of the following:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$18,525	$19,811
Goodwill acquired—Goodholm & Birmingham	14,041	—
Effect of foreign currency exchange rate changes	734	(889)
Balance at end of period	$33,300	$18,922
No impairment of goodwill was recognized for the six months ended June 30, 2023 and 2022.
Internal use software and other intangible assets, net consisted of the following:

	As of June 30, 2023
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$131,048	$(85,711)	$45,337
Intellectual property and other	6.2	4,475	(1,245)	3,230
Total Intangible assets with finite lives, net		135,523	(86,956)	48,567
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		2,495	—	2,495
Total Internal use software and other intangible assets, net		$139,838	$(86,956)	$52,882

	As of December 31, 2022
(Amounts in thousands, except useful lives)	Weighted Average Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with finite lives
Internal use software and website development	3.0	$123,734	$(67,319)	$56,416
Intellectual property and other	7.5	3,449	(838)	2,611
Total Intangible assets with finite lives, net		127,184	(68,157)	59,026
Intangible assets with indefinite lives
Domain name		1,820	—	1,820
Licenses and other		1,150	—	1,150
Total Internal use software and other intangible assets, net		$130,153	$(68,157)	$61,996
The Company capitalized $7.3 million and $19.8 million in internal use software and website development costs during the six months ended June 30, 2023 and 2022, respectively. Included in capitalized internal use software and website development costs are $1.4 million and $2.2 million of stock-based compensation costs for the six months ended June 30, 2023 and 2022, respectively. Amortization expense totaled $18.8 million and $17.1 million during the six months ended June 30, 2023 and 2022, respectively. For the six months ended June 30, 2023 and 2022, no impairment was recognized relating to intangible assets.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
7. PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets consisted of the following:

	As of June 30,	As of December 31,
(Amounts in thousands)	2023	2022
Prepaid expenses	$16,994	$26,244
Net investment in lease	—	944
Tax receivables	10,138	18,139
Merger transaction costs	10,633	—
Security Deposits	19,086	14,369
Loans held for investment	5,381	122
Prepaid compensation asset	5,028	5,615
Inventory—Homes	—	1,139
Total prepaid expenses and other assets	$67,260	$66,572
Prepaid Compensation Asset—Prepaid compensation asset consists of a one-time retention bonus given to Kevin Ryan, Chief Financial Officer of the Company, in the form of a forgivable loan of $6.0 million, with an annual compounding interest rate of 3.5% on August 18, 2022. Subject to Mr. Ryan’s active employment by the Company and status of good standing on each of December 1, 2023, December 1, 2024, December 1, 2025 and December 1, 2026, the principal and compound interest of the loan will be forgivable on each such dates. Further, the outstanding principal and interest will be forgivable upon Mr. Ryan’s death, termination as part of a reduction in force, the elimination or substantial reduction of Mr. Ryan’s role, a change in control of the Company, the Company’s insolvency or filing of bankruptcy or Mr. Ryan’s termination by the Company without cause. The loan will also be forgiven if it would violate applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act. In the event of Mr. Ryan’s voluntary separation from the Company or termination by the Company for cause, any outstanding principal and interest will be due in full on the date that is twenty-four (24) months from the date of termination. The Company is recognizing the compensation expense related to the retention bonus ratably over time and has recognized $0.7 million and none during the six months ended June 30, 2023 and 2022, respectively.
Subsequent to June 30, 2023, in connection with the closing of the Merger, the Company has forgiven Mr. Ryan’s loan in the amount of $6.0 million plus accrued interest of $0.2 million and as such the Company is in compliance with Section 402 of the Sarbanes-Oxley Act of 2002 as implemented in Section 13(k) of the Exchange Act.
Loans Held for Investment—The Company holds a small amount of loans which are held for investment which were acquired as part of the Birmingham acquisition in April 2023. For these Loans, management has the intent and ability to hold for the foreseeable future or until maturity or payoff and are reported at amortized cost, which is the principal amount outstanding, net of cumulative charge-offs, unamortized net deferred loan origination fees and costs and unamortized premiums or discounts on purchased loans.
The allowance for credit losses is a valuation account that is deducted from the loans held for investment amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged-off against the allowance when management believes the loan balance is deemed to be uncollectible. Management's estimation of expected credit losses is based on relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amounts, including expected defaults and prepayments. The Company recognized an immaterial current expected credit loss for loans held for investment as of June 30, 2023.
8. CUSTOMER DEPOSITS
The following table presents average balances and weighted average rates paid on deposits the periods indicated:

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	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
(Amounts in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Notice	$3,618	2.32%	$—	—%
Term	1,906	1.20%	—	—%
Savings	6,244	1.76%	—	—%
Total Deposits	$11,768	1.76%	$—	—%

The following table presents maturities of deposits:

(Amounts in thousands)	As of June 30, 2023
Maturing In:
2023	$4,415
2024	1,037
2025	213
Total	$5,665

Interest Expense on deposits is recorded in warehouse interest expense in the condensed consolidated statements of operations and comprehensive loss for the periods indicated as follows:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Notice	$20	$—
Term	6	—
Savings	29	—
Total Interest Expense	$55	—

Deposits are for U.K. banking clients and are protected up to £85.0 thousand per eligible person by the Financial Services Compensation Scheme in the U.K. Of the total deposits as of June 30, 2023, $1.1 million were over the applicable insured amount.

9. CORPORATE LINE OF CREDIT AND PRECLOSING BRIDGE NOTES
Corporate Line of Credit—As of June 30, 2023 and December 31, 2022, the Company had $123.6 million and $146.4 million, respectively, of outstanding borrowings on the line of credit, which are recorded net of the unamortized portion of the warrant discount and debt issuance costs within corporate line of credit, net in the condensed consolidated balance sheets. The Company had $5.0 million and $2.0 million of unamortized warrant issuance related discount and debt issuance costs as of June 30, 2023 and December 31, 2022, respectively. Warrant issuance related discounts and debt issuance costs are recorded as a discount to the outstanding borrowings on the line of credit and are amortized into interest and amortization on non-funding debt within the statements of operations and comprehensive loss over the term using the effective interest method.
For the six months ended June 30, 2023, the Company recorded a total of $6.2 million related to interest expense as follows: $5.4 million in interest expense related to the line of credit and $0.8 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense, net within the condensed consolidated statements of operations and comprehensive loss.
For the six months ended June 30, 2022, the Company recorded a total of $6.6 million related to interest expense as follows: $6.0 million in interest expense related to the line of credit and $0.6 million in interest expense related to the amortization of deferred debt issuance costs and discount and other debt servicing fees which is included in interest and amortization on non-funding debt expense within the consolidated statements of operations and comprehensive loss.

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Amended Corporate Line of Credit—In February 2023, the Company entered into a loan and security agreement (the “2023 Credit Facility”) with Clear Spring Life and Annuity Company, an entity affiliated with the previous agent and acting as an agent for such lenders (together the “Lender”) to amend the existing 2021 Credit Facility. During the six months ended June 30, 2023, the Company paid down $22.8 million leaving $123.6 million owed in principal balance on the facility. The terms of the 2023 Credit Facility grant relief from the acceleration of payments under minimum revenue triggers from the 2021 Credit Facility. The 2023 Credit Facility splits the principal balance into two tranches, tranche “AB” in the amount of $96.7 million and Tranche “C” in the amount of $26.9 million. Tranche AB is backed by assets that the Company has pledged, mainly loans held for sale that the Company fully owns while tranche C is unsecured debt. Tranche AB has a fixed interest rate of 8.5% and tranche C has a variable interest rate based on the SOFR reference rate for a one-month tenor plus 9.5%. Tranche AB will be repaid with proceeds from sales of pledged assets. Tranche C will be repaid starting in July 2023, $5.0 million per month if the Company obtains commitments to raise $250.0 million in equity or debt by June 30, 2023 or $200.0 million by June 30, 2024. If the Company does not obtain commitments to raise equity or debt at such dates, the repayment amount will be $12.5 million per month for tranche C. The maturity date of the 2023 Credit Facility will be the earlier of 45 days after the Merger is consummated or in the event that the Merger is not consummated shall be March 25, 2027. During the six months ended June 30, 2023, the Company remitted a $7.0 million deposit to an escrow account controlled by the Lender, which is included within prepaid expenses and other assets in the consolidated balance sheets (See Note 7). As of June 30, 2023, the Company had a remaining make-whole, which is considered minimum interest for the Lender and paid for on a monthly basis as part of interest expense, of approximately $4.7 million which would be due upon a hypothetical full repayment of the facility as of that date.
Under the terms of the 2023 Credit Facility, the Company is required to comply with certain financial and nonfinancial covenants. The terms of the 2023 Credit Facility also limit the Company’s ability to pay dividends and engage in mergers and acquisitions amongst other limitations, without prior approval from the Lender. Any failure by the Company to comply with these covenants and any other obligations under the 2023 Credit Facility could result in an event of default. The Company was in compliance with its financial covenants as of June 30, 2023. The 2023 Credit Facility was deemed to be a debt modification of the 2020 Credit Facility for U.S. GAAP purposes and will be accounted for prospectively through yield adjustments, based on the revised terms.
Subsequent to June 30, 2023, in July 2023, the Company made principal payments of $12.9 million to the Corporate Line of Credit. In August 2023, the Company repaid the remaining principal balance on its 2023 Credit Facility of $110.7 million. The August 2023 repayment of $110.7 million consisted of $98.4 million that was remitted directly to the Lender from the sale of pledged Company funded LHFS, a security deposit of $7.0 million that was in escrow, and an additional cash payment of $5.4 million. As the Company repaid the 2023 Credit Facility in full earlier than what was contractually required, the Company paid a make-whole amount that represents minimum interest for the Lender of $4.5 million.
Pre-Closing Bridge Notes—The Company recorded none and $133.4 million in interest expense on Pre-Closing Bridge Notes from the amortization of the discount during the six months ended June 30, 2023 and 2022, respectively, included within the condensed consolidated statements of operations and comprehensive loss. The carrying value of the Pre-Closing Bridge Notes as of both June 30, 2023 and December 31, 2022 is $750.0 million and is included in the condensed consolidated balance sheets.
The Pre-Closing Bridge Notes were issued in December 2021, matured on December 2, 2022, and carry a zero percent coupon interest rate. The Pre-Closing Bridge Notes are not repayable in cash and include various conversion features. Under the terms of the Pre-Closing Bridge Note Purchase Agreement immediately prior to the closing of the Second Merger, as defined in Note 1, SoftBank and Aurora will be deemed to automatically assume each Pre-Closing Bridge Note and the outstanding principal amount under each Pre-Closing Bridge Note will automatically be converted into a number of shares of Class A Common Stock of Aurora, based on a conversion ratio of $10 of principal amount payable on the Pre-Closing Bridge Note at the time of conversion to one share of Aurora Class A Common Stock. In the event that the Merger Agreement has not been consummated by the maturity date of the Pre-Closing Bridge Notes or the Merger Agreement is withdrawn, then on the maturity date or upon withdrawal, the Pre-Closing Bridge Notes will convert into a new series of preferred stock with terms consistent with those of the Company’s Series D Preferred Stock. If the Merger Agreement is not consummated due to a breach by Aurora, the Sponsor or SoftBank, the Pre-Closing Bridge Notes will convert into the Company’s common stock.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Since the maturity date of the Pre-Closing Bridge Notes was December 2, 2022, the Pre-Closing Bridge Notes became, by their terms, automatically convertible into Better Home & Finance Class A common stock. However, in connection with the First Novator Letter Agreement, the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was extended to March 8, 2023, subject to SoftBank consenting to extending the maturity of its Pre-Closing Bridge Notes accordingly. Since such consent was not received from SoftBank and the Company has not amended its certificate of incorporation to facilitate such conversion, the Pre-Closing Bridge Notes held by the Sponsor and SoftBank have not converted to preferred stock as of June 30, 2023. The Company and the Sponsor ultimately entered into the Deferral Letter Agreement, pursuant to which the Maturity Date of the Pre-Closing Bridge Notes held by the Sponsor was deferred to September 30, 2023. As the Pre-Closing Bridge Notes have not converted to preferred stock per terms of the Pre-Closing Bridge Note Purchase Agreement, the Pre-Closing Bridge Notes are still considered legal form debt as of June 30, 2023 and December 31, 2022 and as such are classified as debt in the consolidated balance sheets, with the Company amortizing the discount on the Pre-Closing Bridge Notes through the original maturity date of December 2, 2022. Additionally, as described further below, both the First Novator Letter Agreement and the Second Novator Letter Agreement included additional exchange features that permit the Sponsor to exchange its Pre-Closing Bridge Notes at different price levels.
SoftBank continues to hold its Pre-Closing Bridge Note, which may be converted pursuant to its terms into a new series of preferred stock of the Company, which series will be identical to the Company’s Series D Preferred Stock, pursuant to the terms thereof. As of June 30, 2023, SoftBank’s Pre-Closing Bridge Note has not yet been converted or otherwise deferred due to ongoing negotiations. See sections below for further details on the conversion of the Pre-Closing Bridge Note subsequent to June 30, 2023.
The First Novator Letter Agreement, as discussed and defined below, extend the maturity to March 8, 2023 for the Pre-Closing Bridge Notes held by the Sponsor and was subject to the consent of SoftBank which was not obtained and therefore not enforceable. As such the Company continued to amortize the discount on the Pre-Closing Bridge Notes using the original maturity date of December 2, 2022. The Second Novator Letter Agreement, as discussed and defined below, was entered into subsequent to December 31, 2022 and is not subject to SoftBank’s consent. In order to convert the Pre-Closing Bridge Notes into a new series of preferred stock, the Company would need to perform a series of legal steps including amending its certificate of incorporation, which it has not yet done. As such, the liability remains on the balance sheet as of June 30, 2023.
First Novator Letter Agreement—On August 26, 2022, Aurora, the Company and the Sponsor entered into a letter agreement (the “First Novator Letter Agreement”) to extend the maturity date of the Pre-Closing Bridge Notes held by Sponsor to March 8, 2023, subject to SoftBank consenting to extending the maturity of its bridge notes accordingly. Furthermore, pursuant to the First Novator Letter Agreement, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes, Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) $75 million of its $100 million aggregate principal amount of Pre-Closing Bridge Notes would be exchanged for newly issued shares of the Company’s Class B common stock at a price per share reflecting a 75% discount to a $6.9 billion pre-money equity valuation of the Company and (y) the remaining $25 million of Sponsor’s bridge notes would be exchanged for the Company’s preferred stock at price per share reflecting a $6.9 billion pre-money equity valuation of the Company. As the extended maturity date has passed and the Merger has not been consummated, Sponsor will have the alternative exchange options described in the First Novator Letter Agreement. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement nor has SoftBank consented to the extension under the First Novator Letter Agreement.
Per the First Novator Letter Agreement, the Sponsor shall have the right, but not the obligation, to fund any portion or none of its Post-Closing Convertible Note. Additionally, the parties to the First Novator Letter Agreement agreed that if the Sponsor does not fund all or a portion of its Post-Closing Convertible Note, then SoftBank’s commitment to fund its Post-Closing Convertible Note shall be reduced on a dollar-for-dollar basis by the amount that is not funded by the Sponsor, such that if the Sponsor elects not to fund in full its Post-Closing Convertible Note, then SoftBank is only obligated to fund $550.0 million of its Post-Closing Convertible Note. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the First Novator Letter Agreement.

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Deferral Letter Agreement—On February 7, 2023, the Company and the Sponsor entered into a letter agreement (the “Deferral Letter Agreement”) to defer the maturity date of the Pre-Closing Bridge Notes held by the Sponsor until September 30, 2023. Following the expiration of this deferral period, the Pre-Closing Bridge Notes held by the Sponsor may be exchanged or converted in accordance with the terms of the Pre-Closing Bridge Notes, the First Novator Letter Agreement or the Second Novator Letter Agreement, as applicable. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Deferral Letter Agreement.
Second Novator Letter Agreement—On February 7, 2023, Aurora, the Company and Sponsor entered into a letter agreement (the “Second Novator Letter Agreement”) pursuant to which, subject to the Company receiving requisite shareholder approval therefor (which the Company has agreed to use reasonable best efforts to obtain), the parties agreed that, if the Merger has not been consummated by the maturity date of the Pre-Closing Bridge Notes (as deferred by the Deferral Letter Agreement), the Sponsor will have the option, without limiting its rights under the Pre-Closing Bridge Note Purchase Agreement, to alternatively exchange its Pre-Closing Bridge Notes as follows: (x) for a number of shares of the Company’s preferred stock at a conversion price that represents a 50% discount to the $6.9 billion pre-money equity valuation of Better or (y) for a number of shares of the Company’s Class B common stock at a price per share that represents a 75% discount to the $6.9 billion pre-money equity valuation of the Company. The conversion terms of the Pre-Closing Bridge Notes held by SoftBank are not modified by the terms of the Second Novator Letter Agreement.
Conversion and Exchange of Pre-Closing Bridge Notes—Subsequent to June 30, 2023, in connection with the Closing of the Merger, the Pre-Closing Bridge Notes held by SoftBank in an aggregate principal amount of $650.0 million automatically converted into Better Home & Finance Class A common stock and Better Home & Finance Class C common stock at a conversion price of $10.00 per share (the “Bridge Note Conversion”). In connection with the Bridge Note Conversion, the Company issued an aggregate 65.0 million shares of Better Home & Finance Class A common stock to SoftBank.
In addition, pursuant to the Second Novator Letter Agreement and Novator Exchange Agreement, the Pre-Closing Bridge Notes held by the Sponsor in an aggregate principal amount of $100.0 million were exchanged for 40.0 million shares of Better Home & Fiance Class A common stock (the “Bridge Note Exchange”).
Issuance of Post-Closing Convertible Notes—Subsequent to June 30, 2023, the Company issued to SoftBank senior subordinated convertible notes in the aggregate principal amount of $528.6 million (the Post-Closing Convertible Notes) pursuant to an Indenture, dated as of August 22, 2023 (the “Indenture”). The Convertible Notes bear 1% interest per annum and mature on August 22, 2028, unless earlier converted or redeemed.
The Post-Closing Convertible Notes are convertible, at the option of SoftBank, into shares of the Company’s Class A common stock, with an initial conversion rate per $1,000 principal amount of Post-Closing Convertible Notes equal to (a) $1,000 divided by (b) a dollar amount equal to 115% of the First Anniversary VWAP (as defined in the Indenture), subject to adjustments as described therein. The Indenture provides that the First Anniversary VWAP may be no less than $8.00 and no greater than $12.00, subject to adjustments as described therein. The Post-Closing Convertible Notes may be redeemed at the option of the Company at a redemption price of 115% of par plus accrued interest in cash, at any time on or before the 30th trading day prior to the maturity date of the Post-Closing Convertible Notes if the last reported sale price of the Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during the 30 trading day period ending on, and including, the trading day immediately preceding the date of notice of optional redemption.
The Post-Closing Convertible Notes permit the Company to designate up to $150 million of indebtedness that is senior to the Post-Closing Convertible Notes, in addition to certain other customary exceptions. In addition, the Indenture requires that if a domestic subsidiary of the Company guarantees other senior indebtedness of the Company, such subsidiary would also be required to guarantee the notes, subject to certain exceptions for non-profit subsidiaries and regulated mortgage origination subsidiaries.
10. RELATED PARTY TRANSACTIONS
The Company has entered into a number of commercial agreements with related parties, which management believes provide the Company with products or services that are beneficial to its commercial objectives. Often these products and services have been tailored to the Company’s specific needs or are part of

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
new pilot programs, both for the Company and the counterparty, for which there are not clear alternative vendors offering comparable services to compare pricing with. It is reasonable to assume that none of these related party commercial agreements were structured at arm’s length and therefore may be beneficial to the counterparty.
1/0 Capital—The Company is a party to an employee and expense allocation agreement with 1/0 Capital, LLC (“1/0 Capital”), an entity affiliated with 1/0 Real Estate, LLC (“1/10 Real Estate”) (an entity wholly owned by 1/0 Holdco, in which Vishal Garg, the Chief Executive Officer of the Company, and the Company’s executive officers each hold a more than five percent ownership interest). Under the employee and expense allocation agreement, 1/0 Capital provides the Company access to certain employees in exchange for reasonable consideration in the form of fees based on their time, as well as IT support services. Any intellectual property created under the agreement by 1/0 Capital employees working on behalf of the Company belongs to the Company. The term of the agreement will continue in perpetuity. The services provided by 1/0 Capital are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with this agreement, the Company incurred gross expenses of $33.4 thousand and $574.1 thousand in the six months ended June 30, 2023 and 2022, respectively. As part of this agreement, the Company may provide access to certain of its employees for use by 1/0 Capital which reduced the amounts owed to 1/0 Capital by none and $18.2 thousand for the six months ended June 30, 2023 and 2022, respectively. The Company recorded net expenses of $33.4 thousand and $555.9 thousand for the six months ended June 30, 2023 and 2022, respectively, and are included within general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company is invoiced on a net basis and recorded a $137.2 thousand and $177.0 thousand payable as of June 30, 2023 and December 31, 2022, respectively, included within other liabilities, respectively, on the condensed consolidated balance sheets.
TheNumber—The Company originally entered into a data analytics services agreement in August 2016 with TheNumber, LLC (“TheNumber”), an entity affiliated with both Vishal Garg, the Chief Executive Officer, and 1/0 Real Estate.
In September 2021, the Company and TheNumber entered into a technology integration and license agreement, which was amended in November 2021, to develop a consumer credit profile technology which is to be launched in three stages. The first stage involves testing TheNumber’s limited graph Application Programming Interface (“API”) in a testing environment with test data. The second stage involves data such as credit, income, and assets of staged borrowers meeting certain measures of speed and performance. The third stage requires TheNumber to run the product and serve all borrowers on the production side as well as provide data to the Company from its rich data set. The listed services provided by TheNumber are lead generation, market rate analysis, lead growth analysis, property listing analysis, automated valuation models, and financial risk analysis. Both parties agreed to jointly develop all aspects of this program, and the agreement provides for the utilization of TheNumber employees by the Company. In January 2023, the agreement was extended for an additional year. The services provided by TheNumber are not integral to the Company’s technology platform and amounts incurred are not material to the Company. In connection with these agreements, the Company paid expenses of $371.2 thousand and $505.2 thousand for the six months ended June 30, 2023 and 2022 respectively, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of $93.0 thousand and $232.0 thousand as of June 30, 2023 and December 31, 2022, respectively, within other liabilities on the condensed consolidated balance sheets.
Holy Machine—In January 2018, the Company entered into a consulting agreement (the “2018 Holy Machine Consulting Agreement”) with Holy Machine LLC (“Holy Machine”) an entity controlled by Aaron Schildkrout, a member of the Company’s board of directors (the “Board of Directors”) at such time. Aaron Schildkrout resigned from the Board of Directors on June 8, 2022 and as an advisor shortly thereafter. The 2018 Holy Machine Consulting Agreement provided for consulting services related to executive recruiting and such other services as mutually agreed upon, and grants Holy Machine 603,024 options with a 4-year vesting period and no cliff at two times the fair market value of the Company. Further, any inventions, discoveries, improvements or works of authorship made by Holy Machine and the results thereof that may be considered works made for hire shall be assigned to the Company and be the Company’s exclusive property to which the Company has the exclusive right to obtain and own all copyrights. In May 2020, the parties entered into an amendment to the 2018 Holy Machine Consulting Agreement to insert terms relating to compliance with applicable laws, contracts, and indemnification among the parties. No other terms of the 2018 Holy Machine Consulting Agreement were altered. The agreement ended in November 2022.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In July 2020, the Company and Holy Machine entered into a new consulting agreement (the “2020 Holy Machine Consulting Agreement”). The 2020 Holy Machine Consulting Agreement grants Holy Machine (i) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, at the then fair market value at the time of the grant and (ii) the option to purchase 250,000 shares of the Company’s common stock, with an accompanying stock option agreement having a term of 10 years, with an exercise price per share equal to (a) $15.71 minus (b) the then current fair market value at the time of grant. Both tranches of granted options vest each month on the same day of the month as the vesting commencement date of April 18, 2020, subject to Holy Machine continuing to provide consulting services through each such date, and both have change in control vesting provisions which would result in 100% of unvested options vesting should there be a change of control of the Company, as defined in such a stock option agreement. The term will continue until the services are completed or terminated. The services provided by Holy Machine are not integral to the Company’s technology platform and amounts incurred are not material to the Company. The Company recorded none and $0.1 million of expenses during the six months ended June 30, 2023 and 2022, respectively, which are included within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of none and none as of June 30, 2023 and December 31, 2022, respectively, within other liabilities on the condensed consolidated balance sheets.
Notable—In October 2021, the Company entered into a private label and consumer lending program agreement (the “2021 Notable Program Agreement”) to provide home improvement lines of credit to qualified borrowers of the Company with Notable Finance, LLC (“Notable”), an entity in which Vishal Garg and 1/0 Real Estate collectively hold a majority ownership interest. The program is intended to be used by qualified customers of the Company for home improvement purchases (the “Home Improvement Line of Credit”).
This program required Notable to originate and service the loan and in consideration, the Company pays Notable $600 for each loan originated pursuant to the agreement. In connection with the 2021 Notable Program Agreement, Notable provided a branded prepaid card, similar to a gift card, which converts into an unsecured line of credit in certain circumstances.
For the six months ended June 30, 2023 and 2022, the Company incurred $22.2 thousand and none, respectively, of expenses under the agreement, which are included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss, respectively. The Company recorded a payable of $10.0 thousand and $15.0 thousand included within other liabilities on the condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022, respectively.
In January 2022, Better Trust I, a subsidiary of the Company entered into a master loan purchase agreement (the “Notable MLPA”) with Notable to purchase from Notable up to $20.0 million of unsecured home improvement loans underwritten and originated by Notable for the Company’s customers. Under the Notable MLPA, Notable originated home improvement loans, all of which Notable makes available for purchase by the Company. No additional cost outside the sale of the loan was contemplated by the Notable MLPA. The services provided by Notable are not integral to the Company’s technology platform and expenses incurred are not material to the Company. As of June 30, 2023 and December 31, 2022, the Company had $7.4 million and $8.3 million of unsecured home improvement loans from Notable, which are included within mortgage loans held for sale, at fair value on the condensed consolidated balance sheets.
Truework—The Company is a party to a data analytics services agreement with Zethos, Inc., (“Truework”), an entity in which Vishal Garg, the Chief Executive Officer, is an investor. Under the data analytics services agreement, Truework provides digital Verification of Employment (VOE) and Verification of Income (VOI) services to the Company during the mortgage loan origination process to confirm the employment and income of borrowers seeking a mortgage. This is data required for underwriting mortgages to the specifications of Fannie Mae, Freddie Mac, and private loan purchasers. These data services are standard product offerings of Truework, which they offer to a number of mortgage lenders. Truework is one of multiple vendors the Company uses for VOE and VOI services, the largest other one being The Work Number by Equifax. The Company uses the two vendors interchangeably based on estimated lowest cost and turnaround time. The Company originally entered into the data services agreement in June 2020, and amended the agreement in October 2021 to run until September 30, 2023. In connection with usage of the services, the Company incurred expenses of $1.2 thousand and none for the six months ended June 30, 2023 and 2022, respectively, which is included within mortgage platform expenses on the condensed consolidated statements of operations and comprehensive loss and a payable of $90.4 thousand and $16.2 thousand included within other

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
liabilities on the condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022, respectively.
Share Repurchases—During the first quarter of 2022, the Company repurchased from former director Gabrielle Toledano a total of 11,122 shares of common stock for an aggregate purchase price of $254,154 to defray taxes associated with vesting of equity awards of such shares. Ms. Toledano subsequently resigned from the Company’s Board in April 2022.
During the second quarter of 2022, the Company repurchased from General Counsel and Chief Compliance Officer Paula Tuffin a total of 27,000 shares of common stock for an aggregate purchase price of $399,600 to defray taxes associated with vesting of equity awards of such shares.
Notes Receivable from Stockholders—The Company, at times, enters into promissory note agreements with certain employees for the purpose of financing the exercise of the Company’s stock options. These employees may have the ability to use the promissory notes to exercise stock options that have not yet been vested by the respective employees. Interest is compounded and accrued based on any unpaid principal balance and is due upon the earliest of maturity, 120 days after an employee leaves the Company, the date the employee sells shares acquired through the promissory note agreement without prior written consent of the Company, or the day prior to the date that any change in the employee’s status would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002. The Company included $56.3 million and $53.9 million of the notes, which include the outstanding principal amount and accrued interest, within notes receivable from stockholders in stockholders’ equity (deficit) on the condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022, respectively. The balance as of June 30, 2023 includes $45.2 million of promissory notes due from directors and officers of the Company, of which $41.0 million is due from Vishal Garg. The balance as of December 31, 2022 includes $43.6 million of promissory notes due from directors and officers of the Company, of which $40.2 million was due from Vishal Garg. During the six months ended June 30, 2023 and 2022, the Company recognized interest income from the promissory notes of $0.2 million and $0.2 million, respectively, which is included within interest income on the condensed consolidated statements of operations and comprehensive loss. The notes range in maturity from May 2025 to January 2026 and include interest rates ranging from 0.5% to 2.5% per annum. See Note 17 for further details on the accounting for notes receivable from stockholders.
Subsequent to June 30, 2023, the Company derecognized $47.9 million related to the partial forgiveness by the Company to executive officers Vishal Garg, Kevin Ryan, and Paula Tuffin for their outstanding notes to the Company and cancellation of the shares collateralizing the notes to satisfy the remaining principal which will be forgiven and cancelled upon the Closing.
11. COMMITMENTS AND CONTINGENCIES
Litigation—The Company, among other things, engages in mortgage lending, title and settlement services, and other financial technology services. The Company operates in a highly regulated industry and may be subject to various legal and administrative proceedings concerning matters that arise in the normal and ordinary course of business, including inquiries, complaints, audits, examinations, investigations, employee labor disputes, and potential enforcement actions from regulatory agencies. While the ultimate outcome of these matters cannot be predicted with certainty due to inherent uncertainties in litigation, management is of the opinion that these matters will not have a material impact on the condensed consolidated financial statements of the Company. The Company accrues for losses when they are probable to occur and such losses are reasonably estimable, and discloses pending litigation if the Company believes a possibility exists that the litigation will have a material effect on its financial results. Legal costs expected to be incurred are accounted for as they are incurred.
The Company is currently a party to pending legal claims and proceedings regarding an employee related labor dispute brought forth during the third quarter of 2020. The dispute alleges that the Company has failed to pay certain employees for overtime and is in violation of the Fair Labor Standards Act and labor laws in the State of California and the State of Florida. The case is still in its early stages and has not yet reached the class certification stage and as such the ultimate outcome cannot be predicted with certainty due to inherent uncertainties in the legal claims. As part of the dispute, the Company included an estimated liability of $8.4 million as of both June 30, 2023 and December 31, 2022, which is included in accounts payable and accrued expenses on the condensed consolidated balance sheets. No additional expense was accrued for the six months

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
ended June 30, 2023. During the first quarter of 2023, the Company settled its employee related labor dispute in the State of Florida for an immaterial amount.
In June 2022, the former Head of Sales and Operations of the Company, Sarah Pierce, filed litigation against the Company, the Company’s founder and CEO Vishal Garg, and the Company’s Chief Administrative Officer and Senior Counsel Nicholas Calamari. The complaint alleges several causes of action including: violation of certain state labor laws, breach of fiduciary duty and defamation against Mr. Garg, aiding and abetting breach of fiduciary duty against Mr. Calamari, and intentional infliction of emotional distress against Mr. Garg and Mr. Calamari. In addition, Ms. Pierce claims that she has filed a notice of claim with the Occupational Safety and Health Administration (“OSHA”) against the Company for retaliation in violation of the Sarbanes-Oxley Act which has been denied. The litigation is still in its early stages and as such no amounts have been estimated or accrued for by the Company related to this matter.
Regulatory Matters—In the third quarter of 2021, following third-party audits of samples of loans produced during the fiscal years 2018, 2019, and 2021, the Company became aware of certain TILA-RESPA Integrated Disclosure (“TRID”) defects in the loan production process that resulted in the final closing costs disclosed in the closing disclosure, in some instances, being greater than those disclosed in the loan estimate. Some of these defects were outside applicable tolerances under the TRID rule, which resulted in potential overcharges to consumers. As of June 30, 2023 and December 31, 2022, the Company included an estimated liability of $12.2 million and $11.9 million, respectively, within accounts payable and accrued expenses on the condensed consolidated balance sheets. For the six months ended June 30, 2023, the Company recorded an additional accrual for these potential TRID defects of $0.3 million and is included within mortgage platform expenses in the condensed consolidated statement of operations and comprehensive loss. This accrual is the Company’s best estimate of potential exposure on the larger population of loans based on the results obtained by the audited sample. The accrued amounts are for estimated refunds potentially due to consumers for TRID tolerance errors for loans produced from 2018 through 2022. The Company completed a TRID audit of 2022 files and is continuing to remediate TRID tolerance defects as necessary.
In the second quarter of 2022, the Company received a voluntary request for documents from the Division of Enforcement of the SEC and subsequently received several subpoenas, indicating that it is conducting an investigation relating to Aurora and the Company to determine if violations of the federal securities laws have occurred. The SEC has requested that Aurora and the Company provide the SEC with certain information and documents. The voluntary and subpoena requests cover, among other things, certain aspects of the Company’s business and operations, certain matters relating to certain actions and circumstances of the Company’s Founder and CEO and his other business activities, related party transactions, public statements made about the Company’s proprietary mortgage platform, the Company’s financial condition, and allegations made in litigation filed by Sarah Pierce, the Company’s former Head of Sales and Operations. The Company has cooperated with the SEC. As the investigation is ongoing, it is uncertain how long the investigation will continue or whether, at its conclusion, the SEC will bring an enforcement action against either Aurora or the Company or any of their personnel and, if it does, what remedies it may seek.
Subsequent to June 30, 2023, on August 3, 2023, the SEC Division of Enforcement informed Aurora and the Company that it has concluded its previously announced investigation to determine if violations of the federal securities laws have occurred and that the SEC does not intend to recommend an enforcement action against Aurora or the Company.
Loan Commitments—The Company enters into IRLCs to fund mortgage loans, at specified interest rates and within a specified period of time, with potential borrowers who have applied for a loan and meet certain credit and underwriting criteria. As of June 30, 2023 and December 31, 2022, the Company had outstanding commitments to fund mortgage loans in notional amounts of approximately $239.6 million and $225.4 million, respectively. The IRLCs derived from those notional amounts are recorded within derivative assets and liabilities, at fair value as of June 30, 2023 and December 31, 2022, respectively, on the condensed consolidated balance sheets. See Note 14.
Forward Sale Commitments—In the ordinary course of business, the Company enters into contracts to sell existing LHFS or loans committed but yet to be funded into the secondary market at specified future dates. As of June 30, 2023 and December 31, 2022, the Company had outstanding forward sales commitment contracts of notional amounts of approximately $356.0 million and $422.0 million, respectively. The forward sales commitments derived from those notional amounts are recorded within derivative assets and liabilities, at fair

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
value as of June 30, 2023 and December 31, 2022, respectively, on the condensed consolidated balance sheets. See Note 14.
Concentrations—See below for areas considered to be concentrations of credit risk for the Company:
Significant loan purchasers are those which represent more than 10% of the Company’s loan volume. During the six months ended June 30, 2023 and 2022, the Company had one loan purchaser that accounted for 75% and 66% of loans sold by the Company.
Concentrations of credit risk associated with the LHFS carried at fair value are limited due to the large number of borrowers and their dispersion across many geographic areas throughout the United States. As of June 30, 2023, the Company originated 14% and 12% of its LHFS secured by properties in Florida and Texas, respectively. As of December 31, 2022, the company originated 11% of its LHFS secured by properties in each of California and Texas and 10% of its LHFS secured by properties in Florida.
The Company maintains cash and cash equivalent balances at various financial institutions. Cash accounts at each bank are insured by the Federal Deposit Insurance Corporation for amounts up to $0.25 million. As of June 30, 2023 and December 31, 2022, the majority of the Company’s cash and cash equivalent balances are in excess of the insured limits at various financial institutions.
Advanced Loan Origination Fees (Deferred Revenue)—Deferred revenue primarily consists of advance payments for loan origination and servicing on behalf of an integrated relationship partner. The total advance was for $50.0 million which was received and included in deferred revenue as of June 30, 2023 and December 31, 2022. The advance payments received were recognized in revenue starting in August 2022 through August 2023. The Company must repay the advance in three tranches, $20.0 million due December 2022, $15.0 million due April 2023, and $15.0 million due October 2023, each to be reduced by the amount of loan origination revenue earned between the tranches. The Company repaid $12.9 million of the first tranche after reductions for loan origination revenue earned within mortgage platform revenue from August 2022 through December 31, 2022. In April 2023, the Company repaid $12.7 million of the second tranche after reductions for loan origination revenue earned within mortgage platform revenue from January 2023 through March 2023. As of June 30, 2023, the Company included deferred revenue of $15.0 million within other liabilities on the condensed consolidated balance sheets.
Escrow Funds—In accordance with its lender obligations, the Company maintains a separate escrow bank account to hold borrower funds pending future disbursement. The Company administers escrow deposits representing undisbursed amounts received for payment of property taxes, insurance and principal, and interest on mortgage loans held for sale. The Company also administers customer deposits in relation to other non-mortgage products and services that the Company offers. These funds are shown as restricted cash and there is a corresponding escrow payable on the consolidated balance sheet, as they are being held on behalf of the borrower or customer. The balance in these accounts as of June 30, 2023 and December 31, 2022 was $5.1 million and $8.0 million, respectively. In some instances the Company may administer funds that are legally owned by a third-party which are excluded from the condensed consolidated balance sheets which amounted to $0.3 million and $0.3 million as of June 30, 2023 and December 31, 2022, respectively.
Customer Deposits—In relation to the Company’s banking activities tied to the Birmingham acquisition in the U.K., the Company offers individual savings accounts and other depository products with differing maturities and interest rates to its customers. The balance of customer deposits as of June 30, 2023 and December 31, 2022 was $11.1 million and none, respectively.
12. RISKS AND UNCERTAINTIES
In the normal course of business, companies in the mortgage lending industry encounter certain economic and regulatory risks. Economic risks include credit risk and interest rate risk, in either a rising or declining interest rate environment. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale by the Company.
Interest Rate Risk—The Company is subject to interest rate risk in a rising interest rate environment, as the Company may experience a decrease in loan production, as well as decreases in the fair value of LHFS, loan applications in process with locked-in rates, and commitments to originate loans, which may negatively impact

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
the Company’s operations. To preserve the value of such fixed-rate loans or loan applications in process with locked-in rates, agreements are executed for best effort or mandatory loan sales to be settled at future dates with fixed prices. These loan sales take the form of short-term forward sales of mortgage-backed securities and commitments to sell loans to loan purchasers.
Alternatively, in a declining interest rate environment, customers may withdraw their loan applications that include locked-in rates with the Company. Additionally, when interest rates decline, interest income received from LHFS will decrease. The Company uses an interest rate hedging program to manage these risks. Through this program, mortgage-backed securities are purchased and sold forward.
For all counterparties with open positions as of June 30, 2023, in the event that the Company does not deliver into the forward-delivery commitments, they can be settled on a net basis. Net settlements entail paying or receiving cash based upon the change in market value of the existing instrument.
The Company currently uses forward sales of mortgage-backed securities, interest rate commitments from borrowers, and mandatory and/or best-efforts forward commitments to sell loans to loan purchasers to protect the Company from interest rate fluctuations. These short-term instruments, which do not require any payments to be paid to the counterparty in connection with the execution of the commitments, are generally executed simultaneously.
Credit Risk—The Company’s hedging program is not designated as formal hedging from an accounting standpoint, contains an element of risk because the counterparties to its mortgage securities transactions may be unable to meet their obligations. While the Company does not anticipate nonperformance by any counterparty, it is exposed to potential credit losses in the event the counterparty fails to perform. The Company’s exposure to credit risk in the event of default by the counterparty is the difference between the contract and the current market price. The Company minimizes its credit risk exposure by limiting the counterparties to well-established banks and securities dealers who meet established credit and capital guidelines.
Loan Repurchase Reserve—The Company sells loans to loan purchasers without recourse. As such, the loan purchasers have assumed the risk of loss or default by the borrower. However, the Company is usually required by these loan purchasers to make certain standard representations and warranties relating to the loan for up to three years post sale. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these loan purchasers for losses. In addition, if loans pay-off within a specified time frame the Company may be required to refund a portion of the sales proceeds to the loan purchasers. The Company repurchased $14.9 million (35 loans) and $59.1 million (139 loans) in unpaid principal balance of loans during the six months ended June 30, 2023 and 2022, respectively related to its loan repurchase obligations. The Company’s loan repurchase reserve as of June 30, 2023 and December 31, 2022 was $21.8 million and $26.7 million, respectively, and is included within other liabilities on the condensed consolidated balance sheets. The provision for the loan repurchase reserve is included within mortgage platform expenses on the condensed consolidated statement of operations and comprehensive loss. The following presents the activity of the Company’s loan repurchase reserve:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Loan repurchase reserve at beginning of period	$26,745	$17,540
(Recovery) Provision	(688)	12,709
Charge-offs	(4,225)	(9,180)
Loan repurchase reserve at end of period	$21,832	$21,069
Borrowing Capacity—The Company funds the majority of mortgage loans on a short-term basis through committed and uncommitted warehouse lines as well as from operations for any amounts not advanced by warehouse lenders. As a result, the Company’s ability to fund current operations depends on its ability to secure these types of short-term financings. If the Company’s principal lenders decided to terminate or not to renew any of the warehouse lines with the Company, the loss of borrowing capacity could be detrimental to the Company’s condensed consolidated financial statements unless the Company found a suitable alternative source.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
13. NET LOSS PER SHARE
The computation of net loss per share and weighted average shares of the Company's common stock outstanding during the periods presented is as follows:

	Six Months Ended June 30,
(Amounts in thousands, except for share and per share amounts)	2023	2022
Basic net loss per share:
Net loss	$(135,408)	$(399,252)
Income allocated to participating securities	—	—
Net loss attributable to common stockholders - Basic	$(135,408)	$(399,252)
Diluted net loss per share:
Net loss attributable to common stockholders - Basic	$(135,408)	$(399,252)
Interest expense and change in fair value of bifurcated derivatives on convertible notes	—	—
Income allocated to participating securities	—	—
Net loss income attributable to common stockholders - Diluted	$(135,408)	$(399,252)
Shares used in computation:
Weighted average common shares outstanding	97,444,291	94,402,682
Weighted-average effect of dilutive securities:
Assumed exercise of stock options	—	—
Assumed exercise of warrants	—	—
Assumed conversion of convertible preferred stock	—	—
Diluted weighted-average common shares outstanding	97,444,291	94,402,682
Earnings (loss) per share attributable to common stockholders:
Basic	(1.39)	$(4.23)
Diluted	(1.39)	$(4.23)
Basic and diluted earnings (loss) per share are the same for each class of common stock because they are entitled to the same dividend rights. Basic and diluted earnings (loss) per share are presented together as the amounts for basic and diluted earnings (loss) per share are the same for each class of common stock. There were no preferred dividends declared or accumulated during the six months ended June 30, 2023 and 2022. The Company applies the two-class method which requires earnings available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. The Company’s outstanding convertible preferred stock is a participating security as the holders of such shares participate in earnings but do not contractually participate in the Company’s losses. The Company's potentially dilutive securities, which include stock options, convertible preferred stock that would have been issued under the if-converted method, warrants to purchase shares of common stock, warrants to purchase shares of preferred stock, and stock options exercised, not vested, have been excluded from the computation of diluted net loss per share, as the effect would be to reduce the net loss per share. The Company excluded the following securities, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated as including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Convertible preferred stock (2)	108,721	108,721
Pre-Closing Bridge Notes	250,528	250,524
Options to purchase common stock (1)	47,349	43,146
Warrants to purchase convertible preferred stock (1)	6,649	6,064
Total	413,247	408,455
_________________
(1)Securities have an antidilutive effect under the treasury stock method.
(2)Securities have an antidilutive effect under the if-converted method.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
14. FAIR VALUE MEASUREMENTS
The Company’s financial instruments measured at fair value on a recurring basis are summarized below:

	June 30, 2023
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$290,580	$—	$290,580
Derivative assets, at fair value (1)	—	1,993	271	2,264
Bifurcated derivative	—	—	237,667	237,667
Total Assets	$—	$292,573	$237,939	$530,512
Derivative liabilities, at fair value (1)	$—	$—	$785	$785
Convertible preferred stock warrants (2)	—	—	2,830	2,830
Total Liabilities	$—	$—	$3,615	$3,615

	December 31, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
Mortgage loans held for sale, at fair value	$—	$248,826	$—	$248,826
Derivative assets, at fair value (1)	—	2,732	316	3,048
Bifurcated derivative	—	—	236,603	236,603
Total Assets	$—	$251,558	$236,919	$488,477
Derivative liabilities, at fair value (1)	$—	$—	$1,828	$1,828
Convertible preferred stock warrants (2)	—	—	3,096	3,096
Total Liabilities	$—	$—	$4,924	$4,924
___________________
(1)As of June 30, 2023 and December 31, 2022, derivative assets and liabilities represent both IRLCs and forward sale commitments.
(2)Fair value is based on the intrinsic value of the Company’s underlying stock price at each balance sheet date and includes certain assumptions with regard to volatility.
Specific valuation techniques and inputs used in determining the fair value of each significant class of assets and liabilities are as follows:
Mortgage Loans Held for Sale—The Company originates certain LHFS to be sold to loan purchasers and elected to carry these loans at fair value in accordance with ASC 825. The fair value is primarily based on the price obtained for other mortgage loans with similar characteristics. The changes in fair value of these assets are largely driven by changes in interest rates subsequent to loan funding and receipt of principal payments associated with the relevant LHFS.
Derivative Assets and Liabilities—The Company uses derivatives to manage various financial risks. The fair values of derivative instruments are determined based on quoted prices for similar assets and liabilities, dealer quotes, and internal pricing models that are primarily sensitive to market observable data. The Company utilizes IRLCs and forward sale commitments. The fair value of IRLCs, which are related to mortgage loan commitments, is based on quoted market prices, adjusted by the pull-through factor, and includes the value attributable to the net servicing fee. The Company evaluated the significance and unobservable nature of the pull-through factor and determined that the classification of IRLCs should be Level 3 as of June 30, 2023 and December 31, 2022. Significant changes in the pull-through factor of the IRLCs, in isolation, could result in significant changes in the IRLCs’ fair value measurement. The value of IRLCs also rises and falls with changes in interest rates; for example, entering into interest rate lock commitments at low interest rates followed by an increase in interest rates in the market, will decrease the value of IRLC. The Company had purchases/issuances of approximately $0.7 million and $1.7 million of IRLCs during the six months ended June 30, 2023 and 2022, respectively.
The number of days from the date of the IRLC to expiration of the rate lock commitment outstanding as of June 30, 2023 was approximately 60 days on average. The Company attempts to match the maturity date of the IRLCs with the forward commitments. Derivatives are presented in the condensed consolidated balance sheets under derivative assets, at fair value and derivative liabilities, at fair value. During the six months ended June 30, 2023, the Company recognized $1.0 million and $3.4 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. During the six months ended June 30, 2022, the Company

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
recognized $7.4 million of losses and $162.4 million of gains related to changes in the fair value of IRLCs and forward sale commitments, respectively. Gains and losses related to changes in the fair value of IRLCs and forward sale commitments are included in mortgage platform revenue, net within the condensed consolidated statements of operations and comprehensive loss. Unrealized activity related to changes in the fair value of forward sale commitments were $0.7 million of losses and $0.9 million of gains, included in the $3.4 million of gains and $162.4 million of gains, during the six months ended June 30, 2023 and 2022, respectively. The notional and fair value of derivative financial instruments not designated as hedging instruments were as follows:

(Amounts in thousands)	Notional Value	Derivative Asset	Derivative Liability
Balance as of June 30, 2023
IRLCs	$239,575	$271	$785
Forward commitments	$356,000	1,993	—
Total		$2,264	$785
Balance as of December 31, 2022
IRLCs	$225,372	$316	$1,828
Forward commitments	$422,000	2,732	—
Total		$3,048	$1,828
Convertible Preferred Stock Warrants—The Company issued warrants to certain investors and to the Lender under its corporate line of credit (see Note 9). The Company obtains a fair value analysis from a third party to assist in determination of the fair value of warrants. The Company used the Black-Scholes option-pricing model to estimate the fair value of the warrants at the issuance date and as of June 30, 2023 and December 31, 2022, which is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Significant changes in the unobservable inputs could result in significant changes in the fair value of the convertible preferred stock warrants. The warrant valuation was based on the intrinsic value of the Company’s underlying stock price and includes certain assumptions such as risk free rate, volatility rate, and expected term.
Bifurcated Derivative—The Company’s Pre-Closing Bridge Notes included embedded features that are separately accounted for and are marked to fair value at each reporting period with changes included in change in fair value of bifurcated derivative on the consolidated statements of operations and comprehensive loss. The Company obtains a fair value analysis from a third party to assist in determination of the fair value of the bifurcated derivative. In estimating the fair value of the bifurcated derivative, management considers factors management believes are material to the valuation process, including, but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As there is no active market for the Company’s equity, the fair value of the bifurcated derivative is based on significant inputs not observable in the market representing a Level 3 measurement within the fair value hierarchy. Management believes the combination of these factors provides an appropriate estimate of the expected fair value and reflects the best estimate of the fair value of the bifurcated derivative.
As of June 30, 2023 and December 31, 2022, Level 3 instruments include IRLCs, bifurcated derivative and convertible preferred stock warrants. The following table presents the rollforward of Level 3 IRLCs:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$(1,513)	$7,568
Change in fair value of IRLCs	999	(7,371)
Balance at end of period	$(514)	$197

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the rollforward of Level 3 bifurcated derivative:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$236,603	$—
Change in fair value of bifurcated derivative	1,064	277,777
Balance at end of period	$237,667	$277,777
The following table presents the rollforward of Level 3 convertible preferred stock warrants:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Balance at beginning of period	$3,096	$31,997
Exercises	—	—
Change in fair value of convertible preferred stock warrants	(266)	(20,411)
Balance at end of period	$2,830	$11,586
Counterparty agreements for forward sale commitments contain master netting agreements, which contain a legal right to offset amounts due to and from the same counterparty and can be settled on a net basis. The table below presents gross amounts of recognized assets and liabilities subject to master netting agreements.

(Amounts in thousands)	Gross Amount of Recognized Assets	Gross Amount of Recognized Liabilities	Net Amounts Presented in the Condensed Consolidated Balance Sheet
Offsetting of Forward Commitments - Assets
Balance as of:
June 30, 2023:	$2,077	$(84)	$1,993
December 31, 2022	$3,263	$(531)	$2,732
Offsetting of Forward Commitments - Liabilities
Balance as of:
June 30, 2023:	$—	$—	$—
December 31, 2022	$—	$—	$—
Significant Unobservable Inputs—The following table presents quantitative information about the significant unobservable inputs used in the recurring fair value measurements categorized within Level 3 of the fair value hierarchy:

	June 30, 2023
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	5.44% -98.74%	86.5%
Bifurcated derivative
Risk free rate	5.36%	5.4%
Expected term (years)	0.25	0.25
Fair value of new preferred or common stock	$4.94 - $12.54	$5.67
Convertible preferred stock warrants
Risk free rate	4.07% - 4.31%	4.2%
Volatility rate	36.9% - 74.6%	65.0%
Expected term (years)	3.74 - 5.24	4.4
Fair value of common stock	$0.00 - $4.12	$1.73

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2022
(Amounts in dollars, except percentages)	Range	Weighted Average
Level 3 Financial Instruments:
IRLCs
Pull-through factor	14.66% -96.57%	79.6%
Bifurcated derivative
Risk free rate	4.69%	4.69%
Expected term (years)	0.75	0.75
Fair value of new preferred or common stock	$10.63 - $19.05	$9.77
Convertible preferred stock warrants
Risk free rate	3.94% - 4.04%	4.00%
Volatility rate	40.4% - 123.8%	65.0%
Expected term (years)	4.24- 5.74	4.8
Fair value of common stock	$0.00 - $6.60	$1.60
U.S. GAAP requires disclosure of fair value information about financial instruments, whether recognized or not recognized in the condensed consolidated financial statements, for which it is practical to estimate the fair value. In cases where quoted market prices are not available, fair values are based upon the estimation of discount rates to estimated future cash flows using market yields or other valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimates of fair value in both inactive and orderly markets. Accordingly, fair values are not necessarily indicative of the amount the Company could realize on disposition of the financial instruments in a current market exchange. The use of market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.
The estimated fair value of the Company’s cash and cash equivalents, restricted cash, warehouse lines of credit, and escrow funds and customer deposits approximates their carrying values as these financial instruments are highly liquid or short-term in nature. The following table presents the carrying amounts and estimated fair value of financial instruments that are not recorded at fair value on a recurring or non-recurring basis:

		June 30, 2023		December 31, 2022
(Amounts in thousands)	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Short-term investments	Level 1	$32,884	$31,621	$—	$—
Loans held for investment	Level 3	$5,381	$5,882	$—	$—
Loan commitment asset	Level 3	$16,119	$97,014	$16,119	$54,654
Pre-Closing Bridge Notes	Level 3	$750,000	$189,215	$750,000	$269,067
Corporate line of credit	Level 3	$118,584	$122,725	$144,403	$145,323
The corporate line of credit was valued using a Black Derman Toy model which incorporates the option to prepay given the make-whole premium as well as other inputs such as risk-free rates and credit spreads. In determining the fair value of the loan commitment asset and the Pre-Closing Bridge Notes, management uses factors that are material to the valuation process, including but not limited to, the price at which recent equity was issued by the Company to independent third parties or transacted between third parties, actual and projected financial results, risks, prospects, and economic and market conditions, among other factors. As a number of assumptions and estimates were involved that are largely unobservable, loans held for investment, loan commitment asset and Pre-Closing Bridge Notes are classified as Level 3 inputs within the fair value hierarchy.
15. INCOME TAXES
The Company recorded total income tax expense of $1.9 million and $1.5 million for the six months ended June 30, 2023 and 2022, respectively. The Company’s quarterly tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including the ability to accurately project the Company’s pre-tax income or loss for the year and the mix of earnings among various tax jurisdictions. The year-to-date effective tax rate, after discrete items, of (1.41)% for the six months ended June 30, 2023, changed from (0.38)% for the six months ended June 30, 2022, as the Company was subject to withholding taxes and is forecasting reduction in losses for 2023. The income tax expense for the six months ended June 30, 2023 relates

BETTER HOLDCO, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
to the pre-tax income projections and dividend income withholding tax paid in certain foreign jurisdictions where the Company files standalone returns.
As of each reporting date, the Company considers existing evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred income tax assets. The Company is in a three year cumulative loss position as of June 30, 2023. Further, due to losses being estimated in the future, management continues to believe it is more likely than not that the benefit of the deferred income tax assets will not be realized. In recognition of this risk, the Company continues to provide a full valuation allowance on deferred income tax assets.
16. CONVERTIBLE PREFERRED STOCK
The Company had outstanding the following series of convertible preferred stock:

	As of
	June 30, 2023		December 31, 2022
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Shares Authorized	Shares Issued and outstanding
Series D Preferred Stock	8,564,688	7,782,048	8,564,688	7,782,048
Series D-1 Preferred Stock	8,564,688	—	8,564,688	—
Series D-2 Preferred Stock	6,970,478	6,671,168	6,970,478	6,671,168
Series D-3 Preferred Stock	299,310	299,310	299,310	299,310
Series D-4 Preferred Stock	347,451	347,451	347,451	347,451
Series D-5 Preferred Stock	347,451	—	347,451	—
Series C Preferred Stock	43,495,421	32,761,731	43,495,421	32,761,731
Series C-1 Preferred Stock	43,495,421	2,924,746	43,495,421	2,924,746
Series C-2 Preferred Stock	6,093,219	4,586,357	6,093,219	4,586,357
Series C-3 Preferred Stock	6,458,813	2,737,502	6,458,813	2,737,502
Series C-4 Preferred Stock	710,294	710,294	710,294	710,294
Series C-5 Preferred Stock	6,093,219	1,506,862	6,093,219	1,506,862
Series C-6 Preferred Stock	6,458,813	3,721,311	6,458,813	3,721,311
Series C-7 Preferred Stock	3,217,220	1,462,373	3,217,220	1,462,373
Series B Preferred Stock	13,005,760	9,351,449	13,005,760	9,351,449
Series B-1 Preferred Stock	4,100,000	3,654,311	4,100,000	3,654,311
Series A Preferred Stock	30,704,520	22,661,786	30,704,520	22,661,786
Series A-1 Preferred Stock	8,158,764	7,542,734	8,158,764	7,542,734
Total convertible preferred stock	197,085,530	108,721,433	197,085,530	108,721,433
Convertible Preferred Stock Warrants—The Company had outstanding the following convertible preferred stock warrants:

				No. Warrants
(Amounts in thousands, except no. warrants and strike prices)				June 30, 2023	December 31, 2022	Strike	Valuation at Issuance
September 2018	Series C Preferred	9/28/2018	9/28/2028	756,500	756,500	$1.81	$170
February 2019	Series C Preferred	2/6/2019	9/28/2028	50,320	50,320	$1.81	$12
March 2019	Series C Preferred	3/29/2019	3/29/2026	375,000	375,000	$3.42	$87
April 2019	Series C Preferred	4/17/2019	4/17/2029	1,169,899	1,169,899	$3.42	$313
March 2020	Series C Preferred	3/25/2020	3/25/2027	134,212	134,212	$5.00	$201
Total				2,485,931	2,485,931

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company valued these warrants at issuance and at each reporting period, using the Black-Scholes option-pricing model and their respective terms, as can be seen below:

(Amounts in thousands, except per share amounts)	June 30, 2023		December 31, 2022
Issuance	Fair value per share	Fair Value	Fair value per share	Fair Value
September 2018	$1.46	$1,105	$1.66	$1,256
February 2019	$1.46	73	$1.66	84
March 2019	$1.00	375	$1.06	397
April 2019	$1.00	1,170	$1.06	1,240
March 2020	$0.80	107	$0.89	119
Total		$2,830		$3,096
Warrants for Series C Preferred Stock, related to the above issuances, are recorded as liabilities at fair value, resulting in a liability of $2.8 million and $3.1 million as of June 30, 2023 and December 31, 2022, respectively. The change in fair value of warrants for the six months ended June 30, 2023 and 2022 was a gain of $0.3 million and a gain of $20.4 million, respectively, and was recorded in change in fair value of convertible preferred stock warrants within the condensed consolidated statements of operations and comprehensive loss.
17. STOCKHOLDERS' EQUITY
The Company's equity structure consists of different classes of common stock which is presented in the order of liquidation preference below:

	As of June 30, 2023			As of December 31, 2022
(Amounts in thousands, except share amounts)	Shares Authorized	Shares Issued and outstanding	Par Value	Shares Authorized	Shares Issued and outstanding	Par Value
Common A Stock	8,000,000	8,000,000	$1	8,000,000	8,000,000	$1
Common B Stock	192,457,901	56,089,586	5	192,457,901	56,089,586	5
Common B-1 Stock	77,517,666	—	—	77,517,666	—	—
Common O Stock	77,333,479	34,280,906	4	77,333,479	33,988,770	4
Total common stock	355,309,046	98,370,492	$10	355,309,046	98,078,356	$10
Common Stock—The holders of Common A Stock, Common B Stock, and Common O Stock (collectively, “Voting Common Stock”) are entitled to one vote for each share. Shares of Common B-1 Stock do not have voting rights. Additionally, upon a qualified transfer, the holder can convert any shares of Common B-1 Stock into an equivalent number of shares of Common B Stock without the payment of additional consideration.
Common Stock Warrants—The Company had outstanding the following common stock warrants as of both June 30, 2023 and December 31, 2022, respectively:

(Amounts in thousands, except warrants, price, and per share amounts)
Issuance	Share Class	Issue Date	Expiration Date	No. Warrants	Strike	Valuation at Issuance
March 2019	Common B	3/29/2019	3/29/2026	375,000	$0.71	$179
March 2020	Common B	3/25/2020	3/25/2027	1,500,000	$3.42	$271
Total equity warrants				1,875,000
Notes Receivable from Stockholders—The Company issued notes to stockholders to fund the payment of the exercise price of the stock options granted to such stockholders. The Company also generally allows stock option holders to early exercise stock options prior to the vesting date. The notes issued to stockholders to fund the exercises may include the exercise of stock options that have been vested by the holder as well as stock options that have not yet been vested by the holder. As of June 30, 2023 and December 31, 2022, the Company had a total of $65.3 million and $65.2 million, respectively, of outstanding promissory notes.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Of the notes outstanding as of June 30, 2023 and December 31, 2022, $56.3 million and $53.9 million, respectively, were issued for the exercise of stock options vested and are recorded as a component of stockholders’ equity within the condensed consolidated balance sheets.
Of the notes outstanding as of June 30, 2023 and December 31, 2022, $9.0 million and $11.3 million, respectively, were issued for the early exercise of stock options not yet vested. Notes issued for the early exercise of stock options not yet vested are not reflected within stockholders’ equity on the condensed consolidated balance sheets as they relate to unvested share awards and therefore are considered non-substantive exercises. As the unvested share awards, exercised in conjunction with the notes, vest, they are recognized in the statement of equity within vesting of common stock issued via notes receivable from stockholders. The notes bear annual interest payable upon maturity of the respective note (see Note 10).
18. STOCK-BASED COMPENSATION
Equity Incentive Plans—Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. The Company generally allows stock option holders to early exercise in exchange for cash prior to the vesting date. Shares of Common O Stock issued upon early exercise are considered shares restricted until the completion of the original vesting period of the options and are therefore classified to stock options exercised, not vested on the condensed consolidated balance sheets within other liabilities based upon the respective exercise price of the stock option and are not remeasured. Upon the completion of the vesting period, the Company reclassifies the liability to additional paid in capital on the condensed consolidated balance sheets. Included within other liabilities on the condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022 was $1.6 million and $1.7 million, respectively, of stock options exercised, not vested, which represents 1,792,102 and 1,944,049, respectively, of restricted shares.
Stock-Based Compensation Expense—The total of all stock-based compensation expense related to employees are reported in the following line items within the condensed consolidated statements of operations and comprehensive loss:

	Six Months Ended June 30,
(Amounts in thousands)	2023	2022
Mortgage platform expenses	$1,729	$3,450
Other platform expenses	345	248
General and administrative expenses	8,295	13,617
Marketing expenses	70	340
Technology and product development expenses(1)	1,915	2,393
Total stock-based compensation expense	$12,354	$20,048
_________________
(1)Technology and product development expense excludes $1.4 million and $2.2 million of stock-based compensation expense, which was capitalized (see Note 6) for the six months ended June 30, 2023 and 2022, respectively
19. REGULATORY REQUIREMENTS
The Company is subject to various local, state, and federal regulations related to its loan production by the various states it operates in, as well as federal agencies such as the Consumer Financial Protection Bureau (“CFPB”), U.S. Department of Housing and Urban Development (“HUD”), and The Federal Housing Administration (“FHA”) and is subject to the requirements of the agencies to which it sells loans, such as FNMA and FMCC. As a result, the Company may become involved in requests for information, periodic reviews, investigations, and proceedings by such various federal, state, and local regulatory bodies and agencies.
The Company is required to meet certain minimum net worth, minimum capital ratio and minimum liquidity requirements, including those established by HUD, FMCC and FNMA. As of June 30, 2023, the most restrictive of these requirements require the Company to maintain a minimum net worth of $1.0 million, liquidity of $0.2 million, and a minimum capital ratio of 6%. As of June 30, 2023, the Company was in compliance with these requirements.
Additionally, the Company is subject to other financial requirements established by FNMA, which include a limit for a decline in net worth and quarterly profitability requirements. On March 12, 2023 and subsequently on May 19, 2023, FNMA provided notification to the Company that the Company had failed to meet FNMA’s financial requirements due to the Company’s decline in profitability and material decline in net worth. The

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
material decline in net worth and decline in profitability permit FNMA to declare a breach of the Company’s contract with FNMA. The Company, following certain forbearance agreements from FNMA that instituted additional financial requirements on the Company that are pending FNMA’s administrative process for completion, remains in compliance with these requirements as of the date hereof. FNMA and other regulators and GSEs are not required to grant any forbearances, amendments, extensions or waivers and may determine not to do so.
Subsequent to June 30, 2023, as a result of failing to meet FNMA’s financial requirements, the Company has entered into a Pledge and Security Agreement with FNMA on July 24, 2023, to post additional cash collateral starting with $5.0 million which will be held through December 31, 2023. Each quarterly period after December 31, 2023, the required cash collateral will be calculated based on an amount equal to the greater of: (i) FNMA’s origination representation and warranty exposure to the Company, multiplied by the average repurchase success rate for FNMA single-family responsible parties or (ii) $5.0 million.
20. SUBSEQUENT EVENTS
The Company evaluated subsequent events from the date of the condensed consolidated balance sheets of June 30, 2023 through August 28, 2023, the date the condensed consolidated financial statements were issued, and has determined that, there have been no subsequent events that require recognition or disclosure in the condensed consolidated financial statements, except as described in Note 1, Note 5, Note 7, Note 9, Note 10, Note 11, and Note 19.